                                 SB-2
                              Form SB-2


    As filed with the Securities and Exchange Commission on February 14, 1997

                                                       Registration No. 333-3544

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                             ON-SITE SOURCING, INC.
                 (Name of small business issuer in its charter)


          Delaware                         8744                  54-1648470
(State or other jurisdiction        (Primary Standard         (I.R.S. Employer
    of incorporation or         Industrial Classification   Identification No.)
       organization)                   Code Number)

     On-Site Sourcing, Inc.                     On-Site Sourcing, Inc.
     1111 North 19th Street                     1111 North 19th Street
           6th Floor                                   6th Floor
      Arlington, VA 22209                        Arlington, VA 22209
          703-276-1123
(Address and Telephone Number of      (Address of Principal Place of Business or
  Principal Executive Offices)          Intended Principal Place of Business)

                                   -----------

                      Mr. Christopher J. Weiler, President
                             On-Site Sourcing, Inc.
                           1111 19th Street, 6th Floor
                               Arlington, VA 22209
                                  703-276-1123

            (Name, address and telephone number of agent for service)

                                   -----------

                        With copies of communication to:

                            John S. Stoppelman, Esq.
                          The Stoppelman Law Firm, P.C.
                         1749 Old Meadow Road, Suite 610
                             McLean, Virginia 22102
                                  703-827-7450
                                   -----------

              Approximate date of the proposed sale to the public:
    As soon as practicable after the Registration Statement becomes effective

                                   -----------

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

                                  -----------

                         CALCULATION OF REGISTRATION FEE

(For calculation of the $6,352.23 registration fee, see table on following page)


--------------------------------------------------------------------------------

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                                              Proposed            Proposed
                                                                               maximum             maximum
Title of each class of                                   Amount to       offering price per  aggregate offering       Amount of
securities to be registered                            be registered      Unit or Share (1)         price         registration fee
Units, each consisting of two shares of Common
   Stock, $0.01 par value per share, and one
   Redeemable Common Stock Purchase
   Warrant ...................................          1,104,000(2)          $6.25             $ 6,900,000          $ 2,379.31

Common Stock included in the Units ...........          2,208,000               --                    --               --

Warrants included in the Units ...............          1,104,000               --                    --               --

Common Stock issuable upon exercise of the
   Warrants ..................................          1,104,000             $6.00             $ 6,624,000          $ 2,284.14

Underwriter's Option to Purchase Units .......             96,000             $ .00             $     96.00            (3)

Underwriter's Units issuable upon exercise of
   the Underwriter's Option ..................             96,000             $0.001            $   960,000          $   331.03

Common Stock included in Underwriter's Units .            192,000               --                    --               --

Warrants included in the Underwriter's Units .             96,000               --                    --               --

Common Stock issuable upon exercise of the
   Underwriter's Warrants ....................             96,000             $9.60             $   921,600          $   317.79

Units offered by Selling Securityholders, each
   consisting of two shares of Common Stock,
   $0.01 par value per share, and one
   Redeemable Common Stock Purchase
   Warrant (4) ...............................            109,123             $6.25             $   682,018.75       $   235.18

Common Stock included in the Units (5) .......            218,246               --                    --               --

Warrants included in the Units (6) ...........            109,123               --                    --               --

Common Stock issuable upon exercise of the
   Warrants ..................................            109,123             $6.00             $   654,738.00       $   225.77

Common Stock issued in Bridge Financing (7) ..            559,709             $3.00             $ 1,679,127.00       $   579.01

Total ........................................                                                  $18,421,579.75

TOTAL REGISTRATION FEE .......................                                                                       $ 6,352.23

(1) Estimated solely for purposes of calculating the registration fee.

(2) Includes 144,000 Units which the Underwriter has the option to purchase from the Company to cover over-allotments, if any.

(3) None pursuant to Rule 457(g).

(4) Shares registered by certain selling securityholders for sale in the initial public offering as Units when combined with Warrants offered by the Company. See "Selling Securityholders"

(5) To be sold by Selling Securityholders.

(6) To be sold by the Company.

(7) Registered by certain selling securityholders. See "Selling Securityholders" and "Shares Eligible for Future Sale".

                                   -----------

      On-Site Sourcing, Inc. (the "Registrant") hereby amends this Post Effective Amendment No. 1 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post Effective Amendment No. 1 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post Effective Amendment No. 1 shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      On July 9, 1996, Registrant's Registration Statement on Form SB-2 was declared effective by the Securities and Exchange Commission. Pursuant to such Registration Statement, 960,000 Units (each Unit comprised of two shares of Common Stock and one Warrant) were publicly offered and sold by Registrant. In addition, the Selling Securityholders referred to in this Registration Statement sold 109,123 Units and retain 559,709 shares of Common Stock which were included in the original filing to be sold by certain Selling Securityholders. In August 1996 M.H. Meyerson & Co., Inc. exercised the Overallotment Option to the extent of 140,200 Units.

                             ON-SITE SOURCING, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

Form SB-2 Registration
Statement Item and Heading                          Location in Prospectus
--------------------------                          ----------------------
1.  Front of Registration Statement and
    Outside Front Cover of Prospectus..........  Outside Front Cover Page of
                                                 Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus........................  Inside Front and Outside Back
                                                 Cover Pages of Prospectus
3.  Summary Information and Risk Factors.......  Prospectus Summary; Risk
                                                 Factors
4.  Use of Proceeds............................                *
5.  Determination of Offering Price............                *
6.  Dilution...................................                *
7.  Selling Security Holders...................  Selling Securityholders and
                                                 Plan of Distribution
8.  Plan of Distribution.......................  Cover; Selling Securityholders
                                                 and Plan of Distribution

9.  Legal Proceedings..........................                *
10. Directors, Executive Officers,
    Promoters and Control Persons..............  Management; Principal
                                                 Stockholders; Certain
                                                 Transactions
11. Security Ownership of Certain
    Beneficial Owners and Management...........  Management; Principal
                                                 Stockholders
12. Description of Securities..................  Description of Securities
13. Interests of Named Experts and
    Counsel....................................  Interest of Counsel
14. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities................................  Management
15. Organization Within Last Five Years........  Prospectus Summary
16. Description of
    Business...................................  Prospectus Summary; Risk
                                                 Factors; Management's
                                                 Discussion and Analysis of
                                                 Financial Condition and Results
                                                 of Operations; Business;
                                                 Management; Certain
                                                 Transactions; Principal
                                                 Securityholders; Consolidated
                                                 Financial Statements
17. Management's Discussion and Analysis
    or Plan of Operations......................  Management's Discussion and
                                                 Analysis of Financial Condition
                                                 and Results of Operations
18. Description of Property....................  Business
19. Certain Relationships and Related
    Transactions...............................  Certain Transactions
20. Market for Common Equity and Related
    Stockholder Matters........................  Front Cover Page; Description
                                                 of Securities
21. Executive Compensation.....................  Management
22. Financial Statements.......................  Financial Statements
23. Change in and Disagreements with
    Accountants on Accounting and
    Financial Disclosure.......................  Experts

-----------
* Not Applicable

                                   Subject to completion dated February 14, 1997
PROSPECTUS

                             ON-SITE SOURCING, INC.

                         559,709 Shares of Common Stock

                                  -----------

      This Prospectus relates to the offer and sale by certain persons (the "Selling Securityholders") of up to 559,709 shares of Common Stock ("Common Stock") of On-Site Sourcing, Inc. (the "Company"). The Company will not receive any of the proceeds from the sale of such shares. It is anticipated that the Common Stock will be offered and sold from time to time in the over-the-counter market, on the NASDAQ Small-Cap Market System, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See "Selling Securityholders and Plan of Distribution." The Selling Securityholders may be considered "Underwriters" pursuant to the Securities Act of 1933, as amended (the "Securities Act").

      The Common Stock is quoted on the NASDAQ Small-Cap Market system ("NASDAQ") under the symbol "ONSS". On February 12, 1997 the reported closing sale price of the Common Stock on NASDAQ was $2.625.

      The Company has agreed to pay all of the expenses in connection with the registration and sale of the shares being offered by the Selling Securityholders (other than brokerage commissions and fees and expenses of counsel to the Selling Securityholders). The Company has also agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

        See "Risk Factors" at page 4 for certain considerations relevant to an investment in these Securities.

                                   -----------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS".

                                   -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 14, 1997

                              AVAILABLE INFORMATION

      On-Site Sourcing, Inc. ("On-Site" or the "Company"), which is currently a reporting company, has filed a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended ("1933 Act") with the Securities and Exchange Commission ("SEC"), with respect to the securities being offered by this prospectus ("Prospectus"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to On-Site and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. All of these documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

      On-Site intends to distribute to its stockholders annual reports containing financial statements audited by its independent certified public accountants and to make available quarterly reports containing unaudited summary financial information for the first three quarters of each fiscal year.

      No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any date subsequent to the date hereof.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated all per share data and information in this Prospectus relating to the number of shares of Common Stock outstanding assumes no exercise of outstanding options to purchase an aggregate of 833,009 shares of Common Stock or 96,000 Units (each Unit comprised of two shares of Common Stock and one Common Stock purchase warrant).

                                   The Company

      On-Site Sourcing, Inc. (the "Company" or "On-Site") provides reprographic and facilities management services to law firms, non-profit organizations, accounting firms, financial institutions and other organizations throughout the East Coast of the United States. In order to meet the highly specialized requirements of each client, On-Site offers a variety of customized reprographic and facilities management services. The Company provides reprographic services 24 hours per day, seven days per week including copying, binding, labeling, collating and indexing in support of complex, document-intensive litigation as well as higher volume productions of manuals, brochures and other materials for corporations and non-profit organizations. In addition, On-Site provides a variety of imaging and scanning services which allow the transfer of information from paper documents into an electronic media. On-Site also provides on-premises management of the customer's support services including mailroom operations, facsimile transmission, records and supply room management and copying services. The Company services, refurbishes, leases and sells mid and high volume copy machines through its copier service division, thereby minimizing critical down time and increasing productivity at both the Company's reprographic centers and its facilities management sites. On-Site assumes complete responsibility for these operations through the provision of management personnel, highly-trained staff, specialized proprietary software, equipment, supplies, copier repair and consulting services.

      The Company targets the premium service segment of the reprographics and facilities management markets in which speed, accuracy and quality are critical. Management believes that On-Site's extensive employee training and innovative management techniques create efficiencies which allow the Company to provide high quality service at economical prices. Additionally, the Company's use of technology, including the proprietary SiteTrax and OATS software, dramatically enhance labor productivity. On-Site's meticulous quality control process ensures that each client's accuracy demands are met. Because the large majority of potential customers still handle their own reprographic and related facilities management internally, the Company believes that the Company's efficiency provides opportunities for growth in the premium service market.

      On-Site Sourcing, Inc. was founded in 1992 and currently serves the greater Washington, DC, Philadelphia, New York City, and Atlanta metropolitan areas through outsourcing locations in Arlington, Virginia; Philadelphia, Pennsylvania, New York, New York and Atlanta, Georgia, as well as facilities management locations in Washington, DC; Philadelphia, PA and Mt. Laurel, New Jersey. The Arlington, Virginia outsourcing location is the largest legal processing center in the metropolitan Washington area. The Company expanded service to the New York City metropolitan area in November 1996. Customers include a number of the large law firms, corporations and non-profit entities operating in these cities.

      The Company was originally incorporated in Virginia in December, 1992 and changed its state of incorporation to Delaware in January, 1996. The Company's principal executive offices are located at 1111 N. 19th Street, 6th Floor, Arlington, Virginia 22209, and its telephone number is (703) 276-1123.

                                  The Offering

Securities Offered by Selling
   Securityholders.......................  559,709 shares of Common Stock. See
                                           "Selling Securityholders" and
                                           "Description of Securities."
Common Stock Outstanding as of
   the date of this Prospectus (1).......  4,794,021 shares
Use of Proceeds..........................  None of the proceeds from the 559,709
                                           Shares of Common Stock being sold by
                                           the Selling Securityholders will be
                                           received by the Company.
Risk Factors.............................  The securities offered hereby are speculative and involve a high degree
                                           of risk. See "Risk Factors."
Nasdaq Symbols...........................  Common Stock - ONSS

----------
(1) Includes 280,400 shares of Common Stock issued upon the partial exercise of the Overallotment Option. Does not include (i) 1,209,323 shares of Common Stock reserved for issuance upon exercise of Warrants; (ii) 192,000 shares of Common Stock and 96,000 Warrants reserved for issuance upon exercise of the Underwriter's Options; and (iii) 833,009 shares of Common Stock reserved for issuance upon exercise of outstanding options.

                                  RISK FACTORS

      The Securities offered hereby are speculative and involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

RISKS RELATED TO THE COMPANY

Limited Operating History.

      The Company began operations in June of 1993 and therefore has had only a limited operating history upon which prospective investors may base an evaluation of its performance. The Company is subject to the normal risks of any start up business including unanticipated problems and unforeseen forms of competition. See "Prospectus Summary - The Company" and "Business".

Possible Need for Additional Financing.

      Prior to the initial public offering, the Company had relied upon private placements of its equity securities as well as bank loans to finance its working capital requirements. The Company anticipates, based on current proposed plans and assumptions relating to its operations, that the proceeds of the initial public offering and cash flow from operations will be sufficient to satisfy its contemplated capital requirements for at least 12 months from the date hereof. In the event that the Company's plans change or prove to be inaccurate the Company may be required to seek additional financing sooner than currently anticipated or may be required to curtail its planned expansion. There can be no assurances that any additional financing will be available to the Company on acceptable terms, or at all. Additional equity financing may involve substantial dilution of the stock ownership percentage of the Company's then existing stockholders. Moreover, financial and other covenants imposed by future lenders might adversely affect the Company's ability to pay dividends and management's ability to control the Company. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations."

Competition.

      The reprographics and facilities management businesses are highly competitive. On-Site competes with numerous national and regional companies, some of which are substantially larger and have greater financial resources than the Company. There can be no assurances that future competition will not have a material adverse effect on the Company's business, financial condition, or results of operations. See "Business - Competition"

Sensitivity to Service Economy.

      The Company's business and results of operations are sensitive to the state of the U.S. service economy, particularly the legal sector. In recessionary periods, copy volumes may decline at individual sites due to fewer matters being handled by the clients. Reduced copy volumes negatively affect the Company's revenues and gross margins per site. In addition, customers may impose pricing pressures on the Company due to their own reduced levels of profitability, thereby adversely affecting the Company's gross margins and results of operations. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Key Customers.

      Two of the Company's customers, a large national law firm and a non-profit organization, accounted for 10% and 18% of the Company's gross sales in 1995. There can be no assurance that these customers will maintain their volume of business with the Company. A loss of the Company's sales to these customers could have a material adverse effect on the Company's results of operations unless other customers were found to provide the Company with similar revenues. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Key Personnel.

      The success of the Company will be largely dependent on the personal efforts of Christopher J. Weiler, President and Chief Executive Officer, Allen
C. Outlaw, Executive Vice President of Sales and Marketing, Larry F. Morris, Vice President of Sales, Joseph Sciacca, Chief Financial Officer, and Anthony A. Kopsidas, Vice President of Operations. These employees all have employment agreements and Christopher Weiler is covered by a key-man life insurance policy for $1,000,000. The Company's growth and future success will depend in large part on its ability to continue to attract, motivate and retain highly qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will continue to be successful in hiring, motivating or retaining such qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business and financial conditions. See "Business - Employees" and "Management - Directors, Executive Officers and Key Employees" and "Management - Employment Agreements".

Limitation of Liability and Indemnification Matters

      As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation and By-Laws provisions to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. See "Limitation of Liability and Indemnification Matters."

RISKS RELATED TO THE OFFERING

Dividend Policy.

      The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. See "Description of Securities - Dividends."

Authorization and Discretionary Issuance of Preferred Stock.

      The Company is currently authorized to issue 1,000,000 shares of Preferred Stock, par value $.01 per share. The preferred stock is issuable in one or more series with such rights, preferences, maturity dates and similar matters as the Board of Directors of the Company may from time to time determine without any further vote or action by the Company's stockholders. No Preferred stock is currently outstanding. See "Description of Securities - Preferred Stock."

Substantial Control by Current Officers and Directors.

      The current executive officers and directors of the Company and persons who may be deemed affiliates, as a group, beneficially own approximately 30% of the Company's outstanding Common Stock, assuming the exercise of any outstanding warrants and options held by such individuals and their affiliates. As a result, officers and directors and their affiliates voting together may be able to effectively control the decision on matters, such as the election of directors, if they were to agree. See "Management".

Possible Conflicts of Interest between the Company and the Company's Counsel.

      On-Site's corporate attorney, John S. Stoppelman, is a stockholder of the Company holding 641,100 shares of common stock, assuming the exercise of 3,700 Warrants to purchase Common Stock at $6.00 per share, or 13.4% of the shares outstanding. Mr. Stoppelman serves as the Chairman of the Board of Directors and Secretary. Accordingly, there may be a conflict of interest in Mr. Stoppelman's role as Chairman of the Board of Directors and as the Company's counsel. The fees collected by the Stoppelman Law Firm from the Company did not constitute five percent or more of his law firm's gross revenue in any year of the Company's existence. The Company believes that the fees charged were at least as favorable as those obtainable from an uninterested third party. See "Interest of Management and Others in Certain Transactions."

NASDAQ Maintenance Requirements; Possible Delisting of Securities from NASDAQ System; Risks of Low-Priced Stocks

      The Company's securities are listed on the NASDAQ SmallCap Market. If the Company is unable to satisfy NASDAQ's maintenance criteria in the future, its securities will be subject to being delisted, and trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"). As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

      The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

      The Company's Common Stock will, as of the date of this Amendment, technically be within the definitional scope of a penny stock, but will be exempt from the definition of penny stock by operational law, because it is listed on

NASDAQ. In the event that the Common Stock were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

Significant Outstanding Options and Warrants.

      As of the date of this offering, there are outstanding stock options to purchase an aggregate of approximately 833,009 shares of Common Stock at exercise prices ranging from $1.11 to $3.25 per share as well as 1,209,323 Common Stock Purchase Warrants (the "Warrants") issued in connection with the initial public offering and the M.H. Meyerson & Co. Inc.'s subsequent partial exercise of the overallotment option. To the extent that outstanding options are exercised, dilution to the Company's stockholders may occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities. In the event of the exercise of a substantial number of Warrants offered as part of the Units within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of Common Stock of the Company in the trading market could substantially affect the market price of the Common Stock. See "Description of Securities - Warrants" and "Management - Stock Option Plan".

                                 CAPITALIZATION

      The following sets forth (i) the capitalization of the Company as of September 30, 1996. The information set forth below should be read in conjunction with the Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    September 30,
                                                        1996
Long-Term Debt, net of current portion ....          $   353,118
                                                     -----------
Common Stock, $.01 par value, 20,000,000
    shares authorized, 4,787,355 issued and
    outstanding ...........................          $    47,874
Preferred Stock, $.01 par value, 1,000,000
    shares authorized zero shares issued ..          $      --
Additional Paid-in Capital ................          $ 6,354,501
Accounts and Notes Receivable .............          $   (50,400)
Retained Earnings .........................          $    97,717
                                                     -----------
      Total Stockholders' Equity ..........          $ 6,449,692
                                                     -----------

           Total Capitalization ...........          $ 6,802,810
                                                     ===========

                             SELECTED FINANCIAL DATA

      The following selected financial data as of December 31, 1995 and December 31, 1994 and for the periods then ended are derived from the Company's audited financial statements. The financial data as of September 30, 1996 and 1995 and for the nine month periods then ended are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The following data should be read in conjunction with the financial statements of the Company, including the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

                                                       1995           1994           1996          1995
                                                       ----           ----           ----          ----
                                                      Year Ended December 31,    Nine Months Ended Sept. 30,
Statement of Operations Data:
Revenues .......................................     4,919,270      1,959,455      6,368,487     3,534,424
                                                     ---------     ----------      ---------     ---------
Costs and Expenses:
   Cost of sales ...............................     3,887,709      1,425,443      4,616,899     2,749,899
   Selling and shipping ........................       343,012         54,910        663,143       263,742
   Administrative ..............................       532,027        480,428        653,757       388,580
                                                     ---------     ----------      ---------     ---------

        Total Operating Expenses ...............     4,762,748      1,960,781      5,933,799     3,402,221

                                                     =========     ==========      =========     =========

Earnings (Loss) from Operations ................       156,522         (1,326)       434,688       132,203
Net Earnings (Loss) ............................        75,628        (22,266)       336,044        51,399
Earnings (Loss) per Common Share ...............          0.03          (0.01)          0.10          0.02
Average Number of Common Shares and Common Share
   Equivalents Outstanding During the Period ...     2,648,377      2,558,377      3,402,181     2,648,377

                                                                     December 31, 1995  September 30, 1996
                                                                     -----------------  ------------------
Balance Sheet Data:
Cash and cash equivalents ..................                           $    38,116           $ 3,784,883

Working Capital (Deficit) ..................                           $   (94,892)          $ 5,136,935

Total Assets ...............................                           $ 1,478,035           $ 7,899,568
Long Term Debt, Net of Current Portion .....                           $   125,384           $   353,118
Shareholders Equity:
   Common Stock ............................                           $    21,870           $    47,874
   Additional Paid in capital ..............                           $   488,140           $ 6,354,501
Accounts and Notes Receivable - Shareholders                                  --             $   (50,400)
   Retained Earnings (Deficit) .............                           $  (238,327)          $    97,717

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The Company began to provide reprographic and facilities management services to the premium service segment of the Philadelphia, Pennsylvania market in June 1993. The company has subsequently expanded its geographic market to include Washington, DC New York, NY and Atlanta, Georgia. In July 1995 the Company expanded the scope of its business through the purchase of the assets of a copy machine repair service and in November, 1996 the Company expanded the scope of its reprographic services to include imaging and scanning. Revenues from reprographic and litigation support account for approximately 77% of total revenues while facilities management accounts for 20% and copy machine refurbishment, repairs, sale and leases account for 3% as of September 30, 1996.

      The Company's reprographic and litigation support services to law firms and corporations includes copying, binding, drilling, "Bates" stamping, labeling, collating, indexing, assembling, imaging, scanning and quality review. The Company currently has technology which allows customers to "telecommute" by sending documents instantaneously via the Internet to computers at On-Site. The documents are then transferred into the memory of a digital copy machine and reproduced.

      The Company also contracts to provide its services on the premises of its customers through facilities management agreements. The Company conducts a comprehensive analysis of each client's needs and tailors the services provided to these needs based on volume, time, and quality requirements. On-Site's facilities management services include providing on-site management of the client's support services including copy, mail, supply and records rooms. Mailroom services include distributing all mail and interoffice correspondence, processing, logging and billing outgoing mail, parcels and special courier items, logging, billing, and tracking transmission of outgoing facsimiles and distributing incoming facsimiles. Supply room services include providing all required materials through a "Just in Time" system designed to minimize the costs of logging and tracking materials provided. Records room services include utilization of bar code applications and state-of-the-art imaging and scanning equipment to store documents and data base information for quick retrieval and copying. Copy room management involves tracking, logging and billing all copies, and providing repair services to copy machines. In addition, specialized proprietary software generates operating data that allows the Company to analyze vendor, copy and overtime costs, copy volume and prepare profit and loss statements that offer solutions to productivity problems.

      In July 1995, On-Site purchased the assets of SWR Associates, Inc. ("SWR"), doing business as CRC or Copier Rebuild Center, in Frederick, MD, that services, refurbishes, leases and sells mid and high volume copiers. On-Site now provides service technicians to all of the Company's locations. The acquisition of an in house repair service was a natural vertical integration and has allowed On-Site to minimize critical down time and increases productivity at the Company's reprographic centers and facilities management sites.

      The revenue provided by the reprographic services vary depending on the volume of work orders received with December historically being a slow period. Revenues are collected on a monthly basis for facilities management contracts with payment due on the first of the month while reprographic and service revenues are collected on a per job basis. The Company's collection history of accounts receivables has been 45 to 90 days with facilities management accounts being collected within 10 to 15 days.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

Revenues

      The Company's revenues are derived from reprographics and litigation support, facilities management, and copier repairs. Overall sales revenue increased by $2,959,815 or 151% from 1994 to 1995. Of this increase $2,035,712, a 58% increase, can be attributed to the increased capacity of existing facilities and $762,306, a 62% increase, resulted from the increased number of facilities management sites from three as of December 31, 1994 to eight as of December 31, 1995.

The purchase of the Copy Rebuild Center in Frederick, MD in July 1995, which services, refurbishes, leases and sells mid and high volume copiers, also provided approximately three percent (3%) of the Company's total revenues in 1995. The Company expects that copy machine sales and servicing will continue to account for approximately three percent (3%) of the total revenues during 1996. The company has also achieved name recognition and a reputation for quality in the markets it served in 1995 which has resulted in repeat customers.

Costs and Expenses

      Cost of Sales. Cost of sales increased by $2,462,266 or 173% from 1994. This increase was nearly proportional to the increase in revenues. As a percentage of revenue, cost of sales increased from 73% in 1994 to 79% in 1995. This increase can be attributed to an increase in wages paid to three sales and marketing employees hired in 1995 and a rise in the cost of paper during 1995.

      Selling and shipping. Costs of selling and shipping increased $288,102 or 525% in 1995 due to increased marketing efforts and increased commissions paid to a larger marketing staff and the purchase of new delivery trucks in 1995.

      Administrative. Although administrative costs in 1995 increased $51,599 or 10.7% over the 1994 period, these costs declined as a percentage of revenues from 24% to 11%. The increase can be attributed to the Company's growth both in existing and new markets in 1995.

      Earnings from Operations. Earnings from operations increased $157,848 in 1995 due to increased marketing efforts by the Company. The increased number of facility management sites from three in 1994 to eight in 1995 also accounts for the increased earnings from operations.

      Other Expenses, Primarily Interest. Other expenses increased by $52,032 or 180% due mainly to an increase in the amount of debt carried by the Company in order to meet the Company's working capital needs and costs of expansion.

      Income Tax Expense. In December 1994, the Company had available unused operating loss carryforwards that were applied to taxable income in 1995. As of December 31, 1995 the Company still had unused operating loss carryforwards that may be applied against future taxable income. See "Notes to Financial Statements
- Note J"

Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

Revenues

      Revenue for the nine months ended September 30, 1996 increased 80% or $2,834,063 to $6,368,487 as compared to $3,534,424, recorded for the nine months ended September 30, 1995. The principal reason for the increase is due to increased volume of work orders fulfilled through increased capacity at the Rosslyn, VA reprographic facility, increased sales volume at the Philadelphia facility and the Atlanta facility becoming fully operational.

Costs and Expenses

      For the nine months ended September 30, 1996 cost of sales increased $1,867,000 or 68% over the same period in 1995. Operating margins increased 123% to $1,751,588, a $967,063 increase over the same period last year. As a percent of sales, operating margins improved from 22% for the nine months ended September 30, 1995 to 27.5 % in this period. In relation to sales, costs of sales and related operating margins improved due to the acquisition of equipment previously leased , volume purchasing discounts and increased production per labor hour. Every dollar in increased sales volume over last year contributed $.34 to the 1996 operating margins.

Selling and shipping increased by $399,401 to $663,143 over the same period last year. As a percent of sales, this represents an increase from 7.4% for the nine months ended September 30, 1995 to 10.4% in the same period in 1996, primarily due to the addition of personnel, higher commissions associated with increased revenue, and expansion into new markets.

Administration expenses for the nine months ended September 30, 1996 increased $265,177 to $653,757 over the same period last year due primarily to professional fees, increases in staffing and personnel costs, and travel associated with the expansion into new markets. Administration decreased from 10.9% to 10.2% of sales over the same period last year.

Earnings from Operations

      Earnings from operations increased 228 % or $302,485 from $132,203 to $434,688 over the nine months ended September 30, 1995. The increase is due to increased marketing efforts, higher margins and continued expansion into new markets.

Other income and expenses

      Other income (expenses) decreased $79,060 compared to the first nine months of 1995 due to the purchase by the Company of equipment previously under capital leases obligations resulting in lower interest expense. Other income, primarily interest on short term treasury obligations was $62,394.

Net earnings

      For the nine months ended September 30, 1996 the Company generated net earnings of $336,044 as compared to $51,399 for the same period last year. This represents an increase of $284,645 or 554%. Earnings per share for the nine months ended September 30, 1996 were $.10 compared to $. 02 for the nine months ended September 30, 1995. Increases in earnings in 1996 as compared to the 1995 periods primarily result from the continuing growth of the litigation support operations due to focused marketing efforts and expansion of our client base.

Liquidity and Capital Resources at September 30, 1996 and Subsequent Activity

      On July 9, 1996 the Company's registration statement was declared effective. Approximately $1,500,000 of the net proceeds totaling $5,431,913 were used to curtail its line of credit and other borrowings, bridge financing and accounts payable. The Company has funded its expansion and growth by utilizing the proceeds of its initial public offering and long term financing, where appropriate, for significant capital outlays.

      The Company anticipates that the net proceeds from the initial public offering, proceeds from the overallotment options, and cash flow from operations will be sufficient to meet the Company's expected cash requirements for the next twelve months. There can be no assurances that unforeseen events may not require more working capital than the Company has at its disposal.

      In order to finance working capital needs the Company raised $310,700 through a private placement of 147,955 shares of Common stock in March 1996.

      On March 29, 1996, Allen C. Outlaw, Vice President of Sales and Marketing and a director of the Company, exercised options to purchase 162,000 shares of common stock for $90,000. The options had been granted pursuant to an employment agreement and fully vested during 1994. In connection with the exercise of the options, the Company loaned $89,900 to the officer/director. The loan bears interest at 6% per year with a payment of $40,000 due on May 1, 1996 and the remaining principal and interest due April 1, 1998.

      On September 26, 1996, the Company loaned Joseph Sciacca, Chief Financial Officer $25,000 to purchase Common Stock of the Company pursuant to an employment agreement. The loan is due September 26, 1998 with interest accruing at the prime rate at the time of the loan.

Acquisition of SWR Associates, Inc.

      On-Site recently expanded the scope of its business to include the servicing and sales of refurbished copy machines by purchasing the net assets of SWR Associates, Inc. ("SWR") of Frederick, Maryland, doing business as CRC, for the nominal consideration of $10,000 on July 27, 1995. SWR's location in Frederick, MD, is comprised of a copier rebuild center that services, refurbishes, leases and sells mid and high volume copiers. The acquisition of an in-house repair service was a vertical integration designed to allow On-Site to minimize critical down time of equipment and increase productivity at On-Site's reprographic centers and facilities management sites. As a result of the acquisition, On-Site now provides copier service technicians with dispatch to all of On-Site's locations, thereby enhancing productivity.

      SWR has become the maintenance division of On-Site after the acquisition, with On-Site providing the majority of SWR's work. For the seven months before the acquisition, SWR had revenues of approximately $286,000 and incurred a loss of $76,300 due mainly to excess capacity. Subsequent to its acquisition, SWR's facility and personnel began operating at full capacity due to On-Site's demands for copy machine maintenance. SWR's external revenue during the post-acquisition period in 1995 was approximately $162,000. This factor, in addition to the elimination of redundant general and administrative expenses, resulted in SWR earning a profit of approximately $9,400 for the last five months of 1995.

      While On-Site's acquisition of SWR has had a significant effect on SWR's performance, SWR has not had a similar effect on On-Site. SWR only accounted for 3% of On-Site Sourcing's external revenue for 1995. Management believes the time period after the acquisition is more indicative of how SWR will perform in the future and that providing audited financial statements for the time prior to the acquisition would therefore not provide meaningful information. For the first two months of 1996, SWR only accounted for 2.8% of On-Site's total revenue. Furthermore, SWR's operations, prior to the acquisition, reflect discretionary salary and bonuses to the owner as a result of appropriate income tax planning which have not continued after the acquisition.

                                    BUSINESS

      The Company, ("On-Site") provides reprographic and facilities management services to law firms, non-profit organizations, accounting firms, financial institutions and other organizations throughout the East Coast. In order to meet the highly specialized requirements of each client, On-Site offers a variety of customized reprographic and facilities management services. The Company's reprographic services include copying, binding, labeling, collating and indexing in support of complex, document-intensive litigation as well as higher volume productions of manuals, brochures and other materials for corporations and non-profit organizations. In addition, On-Site provides a variety of imaging and scanning services which allow the transfer of information from paper documents into an electronic media. On-Site also provides on-premises management of the customer's support services including mailroom operations, facsimile transmission, records and supply room management and copying services. The Company also services, refurbishes, leases and sells mid and high volume copy machines thereby minimizing critical down time and increasing productivity at the Company's reprographic centers and facilities management sites. On-Site assumes complete responsibility for these operations through the provision of management, highly-trained staff, specialized proprietary software, equipment, supplies, as well as copier repair and consulting services.

      The Company targets the premium service segment of the market in which speed, accuracy and quality are critical by providing high quality service at economical prices. On-Site Sourcing, Inc. was founded in 1992 and currently serves the greater Washington, Philadelphia, and Atlanta metropolitan areas through outsourcing locations in Arlington, Virginia; Philadelphia, Pennsylvania, New York, New York and Atlanta, Georgia, as well as facilities management locations in Washington, DC; Philadelphia, PA and Mt. Laurel, New Jersey. The Arlington, Virginia outsourcing location is the largest legal processing center in the metropolitan Washington area. Customers include a number of the large law firms, corporations and non-profit entities operating in these cities. The Company was originally incorporated in Virginia in December, 1992 and changed its state of incorporation to Delaware in January, 1996.

      Outsourcing Market. Traditionally, most organizations have provided all of the services required to support their own operations. Increasingly, however, organizations are contracting out certain functions to specialized independent business service companies. These services include reprographic, security, secretarial, cafeteria, computer and communications facilities management.

      Outsourcing allows organizations to focus their management and resources on their own business, while often improving support systems and more effectively controlling costs. Users of facilities management services are relieved of the responsibilities of selecting and maintaining equipment and hiring, training, managing and motivating employees. These vendors generally achieve economies of scale in administration and the purchasing of equipment and supplies.

      Strategy. The Company's strategy for continued growth in the premium service sector of the reprographic and facilities management business is to attract new customers, retain existing clients and to expand the range of services while maintaining high quality and efficient operations. The Company has developed several management strategies in order to continue to compete successfully with larger companies including:

o  Training programs         On-Site has developed intensive training programs
                             for all employees through the use of proprietary computer programs. Training is based on qualification requirements for each position and continues throughout the course of employment.

o  Quality control           Strict quality control standards are also
                             maintained through the use of a Quality Assurance
                             Team, Quality Assurance Diary, intensive training programs and client surveys. Because of the sensitivity of the materials produced, each document is hand checked in a separate room by a quality control team. Less than 1% of all documents are rejected by clients due to poor quality.

o  Employee Relations        On-Site places a strong emphasis on employee
                             relations through the use of employee empowerment practices, team building, close relations between employees and management and an employee incentive program that includes stock ownership.

o  Economies of Scale        On-Site is able to provide efficient services to
                             its clients because it achieves economies of scale in administration, training, acquisition of equipment and supplies, improved equipment utilization, servicing copiers and higher employee productivity.

o  Broad Range of Services   On-Site offers a broad range of services in order
                             to tailor its operations to the highly specialized requirements of each client. In addition to customized reprographic services, On-Site offers litigation support such as binding, labeling, collating and indexing. Facilities management services include copy and mailroom operations, facsimile transmission, records and supply room management, as well as copier repair and consulting services.

      The Company receives the main part of its business by providing reprographic and litigation support services to law firms and corporations. This accounts for approximately 77 percent of the Company's business. Facilities management accounts for approximately 20 percent of the business while the final sector of On-Site's business, the servicing and sales of copy machines, now provides 3 percent of the Company's business. Each division and business function, while independent in services to the client, share personnel and resources in order to minimize costs and provide high quality services.

      The Company's goal is to expand its reprographics and facilities management business by taking advantage of opportunities presented by the large number of organizations that still provide their own facilities management services internally.

      Operations. On-Site provides its services through regional offices in metropolitan Washington, DC, Philadelphia, PA, New York, NY and Atlanta, GA. These facilities maintain staff, equipment, supplies and training facilities in order to provide reprographic and litigation support services to a variety of customers. The Company also places professional management at each site and provides employees with ongoing training in equipment operation and maintenance, customer satisfaction, interpersonal skills, and quality control. Equipment and supplies are provided by numerous regional and national vendors.

      On-Site contracts to provide its services on the premises of its customers. The Company conducts a comprehensive analysis of each client's needs and tailors the services provided to these needs based on volume, time, and quality requirements.

      The Company's reprographic and litigation support services to law firms and corporations includes copying, binding, drilling, "Bates" stamping, labeling, collating, indexing, assembling and quality review. The Company currently has technology which allows customers to "telecommute" by sending documents instantaneously via the Internet to computers at On-Site. The documents are then transferred into the memory of a copy machine and reproduced. On-Site also provides a variety of imaging and scanning services which allow the transfer of information from paper documents into an electronic media.

      On-Site's facilities management services include providing on-site management of the client's support services including copy, mail, supply and records rooms. Mailroom services include distributing all mail and interoffice correspondence, processing, logging and billing outgoing mail, parcels and special courier items, logging, billing, and tracking transmission of outgoing facsimiles and distributing incoming facsimiles. Supply room services include providing all required materials through a "Just in Time" system designed to minimize the costs of logging and tracking materials provided. Records room services include utilization of bar code applications and state-of-the-art imaging and scanning equipment to store documents and data base information for quick retrieval and copying. Copy room management involves tracking, logging and billing all copies, and providing repair services to copy machines. In addition, specialized proprietary software generates operating data that allows the Company to analyze vendor, copy and overtime costs, copy volume and prepare profit and loss statements that offer solutions to productivity problems.

      In July 1995, On-Site purchased the assets of SWR Associates, Inc. ("SWR"), doing business as CRC, a copy rebuild center in Frederick, MD, that services, refurbishes, leases and sells mid and high volume copiers. On-Site now provides service technicians to all of the Company's locations. The acquisition of an in house repair service was a natural vertical integration and has allowed On-Site to minimize critical down time and increases productivity at the Company's reprographic centers and facilities management sites.

      The Company operates in two segments, one of which includes facilities management, litigation copying, and related services at customer and company locations, and a second, which includes the purchase, refurbishment, lease, sale and servicing of copy machines. For the year ended December 31, 1995, the purchase, refurbishment, lease, sale and servicing of copy machines was not material to the financial statements. The Company's operations are conducted entirely in the United States.

      Customers. On-Site's customers include law firms, non-profit organizations, accounting firms, financial institutions and other organizations throughout the East Coast. On-Site's customer base is the premium service segment of the market in which speed, accuracy and quality are critical. The Company's clients include many of the largest law firms and business entities in the markets served.

      Employees. The Company continuously recruits, trains and offers benefits and other incentives to personnel in order to develop and retain a qualified and reliable staff. Under the Company' training program, all personnel receive training covering the use and maintenance of equipment, interpersonal skills and operating procedures. The Company places a strong emphasis on employee relations and engages in team building, and employee empowerment practices as well as providing incentives, including a stock option plan, that are specifically designed to encourage and reward employee performance. Additionally, all employees are bonded, sign confidentiality agreements and agree to undergo drug tests. The Company believes these programs result in higher employee productivity and professionalism. As of December 31, 1996 the Company had approximately 180 full time employees, of which 6 are in executive positions. None of the Company's employees are represented by a labor union and the Company considers its employee relations to be satisfactory.

      Competition. The reprographics and facilities management businesses are highly competitive. The largest competition is from prospective clients themselves, which provide these services internally. The national competitors providing facilities management services include Pitney Bowes Management Services and Xerox Business Systems, while Merrill Corporation is a competitor for reprographic services. Alco Standard Corporation and R.R. Donnelley Business Systems are national competitors providing both reprographic and facilities management services while Copy America, Balmar and Reliable are regional competitors providing both of these services in the markets served by On-Site.

      Technology and Proprietary Information. The Company's proprietary software, On-Site Sourcing, Inc. Automated Tracking System ("OATS") was conceptualized by the Company's President, Christopher Weiler, in early 1993 for use in facilities management contracts. It has undergone continuous development to the present. The program tracks and produces reports for a variety of back office operations which enables On-Site to operate in the most efficient manner, thereby increasing productivity. When combined with specially configured bar code technology, the program tracks the delivery of all internal mail and packages, organizes file rooms, assists the client with cost accounting by automating client billing information and purchase orders, tracks office employee productivity, automates inventories and tracks incoming and outgoing facsimiles. The program also employs icons which allow direct access to other applications such as the UPS and Federal Express Tracking Systems. The report function produces in-depth charts on all facets of the back office which allows On-Site employees to easily monitor activities and eliminate inefficiencies. Finally, OATS automates On-Site's billing of clients. OATS is installed via computer disk and is compatible with a variety of operating systems.


      The Company is also developing a proprietary automated cost recovery system for copy machines, SiteTrax, which has become operational. The system networks copy machines and tracks the number of copies made, the client to be billed, the specific matter involved and the employee making the copies. This system is designed to increase On-Site's appeal to potential facilities management clients based on price and performance.


      The Company relies on confidentiality and non-competition agreements with its employees in order to protect its proprietary know-how and employs various methods to protect the software, concepts, ideas and documentation of its proprietary technology. However, such methods may not afford complete protection, and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how or software, concepts, ideas and documentation. Furthermore, although the Company has and expects to have confidentiality and non-competition agreements with its employees, consultants, and appropriate vendors, there can be no assurance that such arrangements will adequately protect the Company's trade secrets.

      Facilities. The Company's executive offices and reprographic operations which service the metropolitan Washington area are located in approximately 31,000 square feet of leased space in Arlington, Virginia. The lease expires in December of 2002. Rent for the premises is $37,500 per month.

      The Company's Philadelphia offices are located in approximately 4900 square feet of leased space in center city Philadelphia, PA. The lease provides for a base annual rent of $61,300 and an expiration date in October 2000. The

Company also has offices located in approximately 3935 square feet of leased space in Frederick, MD. The lease provides for a base annual rent of $30,000 with additional operating costs of $2,000 per year and an expiration date in January, 1997.

      The Company also has offices located in approximately 5,512 square feet of leased space in Atlanta, GA. The lease provides for a base annual rent of $64,800. The lease expiration date is February 28, 2002.

      The Company also has offices located in approximately 8,000 square feet of leased space in New York, NY. The lease provides for a base annual rent of $122,250 with annual increases on November 1 of each subsequent year as follows:
$125,350 in 1997, $129,058 in 1998, $132,878 in 1999, $136,811 in 2000, $140,863
in 2001, $145,036 in 2002, $149,335 in 2003, $153,763 in 2004, $158,323 in 2005.
The lease expiration date is October 31, 2006.

      The Company believes that its current facilities are adequate for its current and reasonably foreseeable future needs for the markets that each facility serves and that additional physical capacity at its current facilities is available to accommodate expansion, if required.

      Seasonal and Cyclical Nature of Business; Backlog. The revenue provided by the reprographic services vary depending on the volume of work orders received, with December historically being a slow period. Facilities management contracts are not significantly seasonal or cyclical in nature. The nature of the business does not lend itself to backlogs and references to backlogs are not meaningful.

                                   MANAGEMENT

Directors and Executive Officers

      The directors and executive officers of the Company are as follows:

       Name              Age                Position
       ----              ---                --------
Christopher J. Weiler     33   President, Chief Executive Officer and Director
John S. Stoppelman        52   Chairman of the Board and Director
Allen C. Outlaw           30   Vice President - Sales and Marketing and Director
Anthony A. Kopsidas       26   Vice President - Operations and Director
Joseph Sciacca            43   Chief Financial Officer
Larry F. Morris           30   Vice President - Sales and Marketing
Charles B. Millar         36   Director
Jorge R. Forgues          41   Director
Arnold J. Wasserman       59   Director

      Christopher J. Weiler founded the Company with Mr. Stoppelman in December, 1992 and has been President, Chief Executive Officer and a director of the Company since that time. Mr. Weiler graduated from the United States Naval Academy in 1985 and served in the United States Navy as a surface warfare officer and as a Navy Senate Liaison Officer on Capitol Hill, Washington, D.C. Joining Pitney Bowes Management Services (PBMS) in 1991, Mr. Weiler took the reigns of PBMS Washington's most volatile account and refined it into one of the largest and most profitable national accounts.

      John S. Stoppelman founded the Company with Mr. Weiler in December, 1992 and has been Chairman of the Board of Directors since inception. Mr. Stoppelman has also served as Secretary and Treasurer. Mr. Stoppelman has been a practicing attorney for twenty five years. After working as an attorney at a government agency for four years, Mr. Stoppelman entered private practice in 1976, specializing in securities, corporate, and other investment related law and litigation. Mr. Stoppelman has also been the Chairman of Justin Asset Management, Inc., a registered investment advisory firm (1985-1994). He has served on the American Bar Association Committee on Federal Regulation of Securities (1976-present) and as Vice-Chairman of the Subcommittee on SEC Practice and Enforcement Matters of the ABA Federal Regulation of Securities Committee (1979-1991). Mr. Stoppelman has published several articles relating to the areas of his practice and has appeared at various times on national television to comment on various securities related issues.

      Allen C. Outlaw has been Vice President of Sales and Marketing since joining the Company in March 1994. Mr. Outlaw has also served on the Board of Directors since March, 1994. Prior to joining the Company, he held various positions in the investment industry including owner and Director of Marketing of Justin Asset Management a successful investment management firm from January 1991 until joining the Company.

      Anthony A. Kopsidas has been the Vice President of Operations since December, 1994. Prior thereto Mr. Kopsidas served as a supervisor since joining the Company in March 1994. Mr. Kopsidas served as president of Corporate Lawn and Landscaping, a Maryland corporation, for three years before joining the Company. Mr. Kopsidas has also served on the Board of Directors since December, 1994.

      Joseph Sciacca has served as Chief Financial Officer since October 1996. From 1991 to 1994 Mr. Sciacca served as Vice President - Finance of Q-Star Technology Inc. and from 1994 until joining the Company in October 1996, Mr. Sciacca was self-employed with a private practice that specialized in business planning, business combinations and taxation. He has been a practicing accountant for twenty-one years. He is a graduate from Georgetown University and earned his Masters of Science in Taxation from The American University.

      Larry F. Morris has served as Vice President of Sales and Marketing in the Atlanta office since joining the Company in November 1995. Prior thereto Mr. Morris spent seven years as a legal recruiter and consultant to law firms and corporations, most recently as President of Morris & Company from October 1994 until joining the Company and prior thereto as Executive Vice President and Managing Recruiter of the Atlanta placement firm Bellon & Associates from January 1993 until October 1994. From January 1990 until January 1993 Mr. Morris was Vice President of the Houston attorney recruitment firm, Lyn-Jay International, which merged with Richard, Wayne & Roberts in 1992.

      Charles B. Millar has served as a Senior Vice President of the Washington D.C. investment banking firm of Johnston, Lemon & Co., Inc. since 1991. Mr. Millar joined the Board of Directors, Compensation and Audit Committees in August 1996.

      Jorge R. Forgues has held the positions of Vice President of Finance and Administration, Chief Financial Officer and Treasurer of Network Imaging Corporation since April 1996. From October 1993 until assuming his current position, Mr. Forgues was Vice President of Finance and Administration, Chief Financial Officer and Treasurer of Globalink, a Fairfax-based, publicly-traded, machine translation software company. From 1992 to 1993 Mr. Forgues was the Director of Accounting for Spirit Cruises, a $50 million harbor cruise line with operations in nine states. Prior thereto, from 1987 to 1992, Mr. Forgues was Vice President of Finance at Best Programs, Inc., a $25 million computer software developer. Mr. Forgues joined the Board of Directors, Compensation and Audit Committees in August 1996.

      Arnold J. Wasserman has in excess of 35 years of business experience as an Engineer, Sales/Marketing Executive, Leasing Executive and Business Consultant. During the past five years Mr. Wasserman has been self-employed as a business consultant. Mr. Wasserman is also a director and Chairman of the Audit Committee of Stratusus, Inc., a reporting company. Mr. Wasserman joined the On-Site's Board of Directors in September 1996.

      All directors hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Executive officers are elected by the Board of Directors annually and serve at the discretion of the Board.

      Messrs. John Stoppelman, Charles Millar and Jorge Forgues are the members of the Audit Committee of the Board of Directors. Messrs. Christopher Weiler, Charles Millar and Jorge Forgues are the members of the Compensation Committee of the Board of Directors.

Director Compensation

      Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. The outside directors, Charles B. Millar, Jorge R. Forgues and Arnold J. Wasserman have each received options to purchase 20,000 shares of Common Stock vesting over a period of one year in equal portions at the end of each quarter. The options were granted at the market price at the time of grant.

Executive Compensation

      The following table sets forth the cash compensation paid or accrued by the Company to the Company's Chief Executive Officer and the Company's other executive officers whose compensation exceeded $100,000 for the fiscal years ended December 31, 1995 and December 31, 1994.

                           Summary Compensation Table

                                                                                          Options
Name and Principal Position                    Fiscal Year           Salary             (in shares)
---------------------------                    -----------           ------             -----------
                                                                                         Long Term
                                                              Annual Compensation(1)    Compensation
                                                              ----------------------    ------------
Christopher Weiler ...................          1995               $85,000                   0
 President and Chief Executive Officer          1994               $65,000                   0
                                                1993               $50,000                   0

----------

(1) As of June 1, 1996, Mr. Weiler will be compensated at a rate of $100,000 per annum. See "Management - Employment Agreements."


No other officer received cash compensation in excess of $100,000 in 1993, 1994 or 1995.

Stock Option Plans

1995, 1996 and 1997 Stock Option Plans. Effective March 3, 1995, August 2, 1996, and January 13, 1997 the Board of Directors of the Company adopted the 1995 1996 and 1997 Stock Option Plans (the "Plans"). The 1995 Plan was approved by the stockholders of the Company at the Stockholder's Annual Meeting held on March 15, 1995.

      The Plans are designed to attract and retain qualified personnel in key positions, provide officers, directors and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward key employees for outstanding performance and the attainment of targeted goals. The Plans provide for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code as well as nonqualified stock options. The total number of options to purchase the Company's common stock granted under the 1995, 1996 and 1997 Plans are not to exceed 510,000 shares 242,000, and 500,000 shares respectively. The number of shares which may be issued under the Plan may be adjusted to reflect any changes in the number of shares of the Company's Common Stock due to the declaration of stock dividends, recapitalization resulting in stock splits or combinations or exchanges of shares.

      The 1995 1996, and 1997 Stock Option Plans authorize the Board of Directors to administer the Plans. The Board's authority includes the authority to grant Options to purchase Common Stock, determine which Options shall constitute Incentive Stock Options and which shall constitute Nonqualified Stock Options and to determine the exercise price of the options granted. Options may be granted to employees, officers and directors as well as employees of present or future divisions and subsidiary corporations. Options granted as Incentive Stock Options are subject to two limitations. The first is that the aggregate Fair Market Value of the shares of Common Stock underlying the Options becoming exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The Second limitation is that the Option Price for Shareholders holding 10% or more of the outstanding shares shall not be less than 110% of the Fair Market Value of the Common Stock. All Options granted under the Plans may only be exercised while the Optionee is then in the employ of the Company and has remained continuously so employed since the date of the grant of the Option. If the employment of the Optionee terminates, other than by reason of death, disability or retirement, all Options may be exercised within three months after such termination, with the exception that all options shall terminate upon dismissal for cause. Options granted under the Plans are not transferable other than by will, the laws of descent and distribution or to a revocable inter vivos trust for the primary benefit of the Optionee and his or her spouse.

Employment Agreements

      The Company has entered into a three-year employment agreement with Christopher J. Weiler effective December 1995 which provides for his employment as President and Chief Executive Officer. The employment agreement provides for an annual base compensation of $85,000 until June 1, 1996 and $100,000 thereafter subject to increases upon review by the Board of Directors, and annual bonuses at the discretion of the Board of Directors. The amount of any increases to base salary and bonuses granted by the Board of Directors is based upon a review of the employee's overall performance and the achievement of employment goals set by the Board.

      The Company has entered into a one year employment agreement, to be renewed automatically for succeeding one year periods, with Allen Outlaw effective June 1, 1994 which provides for his employment as Vice President of Sales and Marketing. The employment agreement provides for an annual base compensation of $50,000 subject to increases upon review by the Board of Directors, and incentives and annual bonuses at the discretion of the Board of Directors. The amount of any increases to base salary and bonuses granted by the Board of Directors is based upon a review of the employee's overall performance and the achievement of employment goals set by the Board. The agreement also provides for options to purchase 162,000 shares of the Company's Common Stock. The options are subject to a vesting schedule which ties vesting to the achievement of certain employment goals. These goals were met and exceeded during 1994.

Begining in October, 1996 Mr. Outlaw began to receive a flat salary of $95,000 per year which replaced his prior compensation arrangement.

      The Company has entered into a three year employment agreement, to be renewed automatically for succeeding one year periods, with Larry F. Morris effective November 1996, which provides for his employment as Vice President of Sales and Marketing. The employment agreement provides for a base non-refundable salary draw of $52,000 per year payable monthly against commission compensation. Mr. Morris receives a commission of .25% on each percentage point of margin on reprographic and printing revenues that are realized by the Company through sales managed or closed by Mr. Morris with a cap at 10% on all full margin (40% or greater gross) reprographic revenues. Mr. Morris also receives a commission of .125% on each percentage point of margin on facilities management revenues that are realized by the Company through sales managed or closed by Mr. Morris with a cap of 5% on a full margin (40% or greater gross) facilities management revenues. The agreement also provides for options to purchase 108,000 shares of the Company's Common Stock. The options are subject to a vesting schedule whereby 36,000 shares vest on the first, second and third anniversary of the employment agreement. 27,000 options from a previous employment agreement are currently vested.

      The Company has entered into a three year employment agreement, to be renewed automatically for succeeding one year periods, with Anthony Kopsidas effective December 1995, which provides for his employment as Vice President of Operations. The employment agreement provides for an annual base compensation of $55,000 subject to increases upon review by the Board of Directors, and incentives and annual bonuses at the discretion of the Board of Directors. The amount of any increases to base salary and bonuses granted by the Board of Directors is based upon a review of the employee's overall performance and the achievement of employment goals set by the Board. The agreement also provides for options to purchase 126,000 shares of the Company's common stock. The options are subject to a vesting schedule whereby the options vest on the first, second and third anniversaries of the commencement of employment with the Company. All of the options are currently vested.

      The Company has entered into a three year employment agreement, to be renewed automatically for succeeding one year periods, with Joseph Sciacca effective September 26, 1996, which provides for his employment as Chief Financial Officer. The employment agreement provides for an annual base compensation of $90,000 subject to increased upon review by the Board of Directors, and incentives and annual bonuses at the discretion of the Board of Directors. The amount of any increases to base salary and bonuses granted by the Board of Directors is based upon a review of the employee's overall performance and the achievement of employment goals set by the Board. The agreement also provides for options to purchase 75,000 shares of the Company's Common Stock. The options are subject to a vesting schedule whereby the options vest in equal quarterly installments over a four year period. In addition, the Agreement provides for a $25,000 loan. 4,688 shares are currently vested.

Limitation of Liability and Indemnification Matters

      As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws of the Company provide that the Company is required to indemnify its officers and directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The bylaws provide that the Company, among other things, will indemnify such officers and directors, employees and agents against certain liabilities that may arise by reason of their status or service as directors, officers, or employees (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information as of the date of this Prospectus based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person or a group known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table under the caption "Management", and (iv) all officers and directors as a group.

Name                                      # of Shares Beneficially Owned     Approximate % of Beneficial
----                                      ------------------------------     ---------------------------
                                                                                    Ownership (1)
                                                                                    -------------
John S. Stoppelman (2)................                           641,100                           13.4%
The Stoppelman Law Firm
1749 Old Meadow Road
Suite 610
McLean, VA 22102
Christopher J. Weiler.................                           360,000                            7.5%
c/o the Company
Allen C. Outlaw (3)...................                           207,000                            4.3%
c/o the Company
Anthony A. Kopsidas (4)...............                           126,000                            2.6%
c/o the Company
Larry F. Morris.......................                            27,000                               *
c/o the Company                                                                                        *
Joseph Sciacca (5)....................                            32,065                               *
c/o the Company
Jorge R. Forgues (6)                                              10,000                               *
Network Imaging Corporation
500 Huntmar Park Drive
Herndon, VA 20170
Charles B. Millar (6)                                             10,000                               *
Johnston Lemon & Co., Inc.
1101 Vermont Ave, NW
Washington DC 20005
Arnold J. Wasserman (6)                                           10,000                               *
Arnold J. Wasserman Companies
1 Brookwood Drive
West Caldwell, NJ 07006
All Officers and Directors as a                                1,423,165                             30%
   group..............................

----------
* Less than 1%

(1) Based on 4,794,021 shares of Common Stock outstanding as of the date of this prospectus.

(2) Assumes exercise of 3,700 Warrants to purchase Common Stock at $6.00 per share.

(3) 162,000 Shares are held by escrow agent pursuant to the Promissory Note and Escrow Agreement. See "Interest of Management and others in Certain Transactions
- Loans and Guarantees".

(4) Assumes exercise of vested stock option to purchase 126,000 shares of common stock at $1.11 per share.

(5) Assumes exercise of stock options that are currently vested or will vest within 60 days hereof to purchase 9,375 Shares of Common Stock at $2.125 per share.

(6) Assumes Exercise of stock option that are currently vested or will vest within 60 days hereof to purchase 10,000 shares of Common Stock at $2.50 per share.

            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

      In March 1994, the Company granted Options to purchase 162,000 shares of Common Stock at an adjusted price of $0.56 per share to Allen Outlaw pursuant to his original employment agreement as an incentive to join the Company. Mr. Outlaw is the Vice President of Sales and Marketing and a director. The Options were subject to a vesting schedule based on sales goals that were met and exceeded during 1994. At the date of grant, these options were granted on terms no less favorable to the Company than those available to unaffiliated parties purchasing shares of the Company's Common Stock.

      In December 1995 the Company granted Options to purchase 126,000 shares of Common Stock at $1.11 per share to Anthony Kopsidas, the Vice President of Operations and a director. The Options are subject to a vesting schedule whereby the options vest on the first, second and third anniversaries of his employment. All of the Options are currently vested. At the date of grant, these options were granted on terms no less favorable to the Company than those available to unaffiliated parties purchasing shares of the Company's Common Stock.

      In December 1995 the Company granted Options to purchase 162,000 shares of Common Stock at $1.39 per share to Larry Morris, Vice President of Sales and Marketing. Twenty seven thousand (27,000) of the Options were vested upon the grant, Mr. Morris entered into a revised Employment Agreement with the Company in October 1996 which granted Mr. Morris options to purchase 108,000 shares of Common Stock at $2.12 per share. The options vest in equal portions on the first, second and third anniversaries of the date of the Employment Agreement with the Company if the Agreement is still in effect. Options to purchase 27,000 shares of Common Stock are vested from the prior Employment Agreement. At the date of grant, these options were granted on terms no less favorable to the Company than those available to unaffiliated parties purchasing shares of the Company's Common Stock.

      In July 1996 the Company entered into agreements with certain Selling Securityholders named below whereby the Selling Securityholders exchanged shares of the Company's common stock acquired in private placements for Units issued by the Company. Manhattan Group Funding exchanged 90,000 shares for 45,000 Units; Paul Sozansky exchanged 30,000 shares for 15,000 Units, Ronnee Medow exchanged 45,000 shares for 22,500 Units, Sagax Fund II Ltd. exchanged 23,810 shares for 11,905 Units, Sabine Devilloutreys exchanged 23,810 shares for 11,905 Units and Leonard and Roslyn Parker exchanged 5,626 shares for 2,813 Units.

      In September 1996 the Company granted Options to purchase 75,000 shares of the Company's Common Stock at $2.125 per share to Joseph Sciacca, Chief Financial Officer. The Options vest in equal quarterly installments over a four year period. At the date of grant, these options were granted on terms no less favorable to the Company than those available to unaffiliated parties purchasing Shares of the Company's Common Stock.

      In September 1996 the Company granted options to purchase 20,000 shares of the Company's Common Stock at $2.50 per share to each of the Company's outside directors, Jorge R. Forgues, Charles B. Millar and Arnold J. Wasserman. The options vest in equal quarterly installments over a period of one year. At the date of the grant, these options were granted on terms no less favorable to the Company than those available to unaffiliated parties purchasing Shares of the Company's Common Stock.

Loans and Guarantees


      In March 1996, the Company loaned $89,900 to Allen C. Outlaw, Vice President of Sales and Marketing. The loan bears interest at 6% per year with a balance of $50,400 principal and interest due April 1, 1998.


      During 1994, the company received a $15,000 non-interest bearing working capital advance from the Company's Chairman of the Board of Directors, John S. Stoppelman. The advance was repaid during 1995.

      In September 1996 the Company loaned $25,000 to Joseph Sciacca, Chief Financial Officer, pursuant to an employment agreement. The loan bears interest at the prime rate at the date of the loan and is due September 26, 1998.

Revenues and Expenses

      During 1995, the Company billed the Chairman of the Board of Directors, John S. Stoppelman approximately $19,000 for reprographic services and the sale of a photocopier. These transactions occurred at the same prices available to non-related third parties.

      During 1995 and 1994, the company incurred approximately $20,000 and $4,000 respectively, for legal services rendered by the Stoppelman Law Firm, P.C., of which the Chairman of the Board of Directors, John S. Stoppelman is a principal. During the nine months ended September 30, 1996, the Company incurred approximately $190,671 for legal services rendered by the Stoppelman Law Firm, P.C. The Company believes that the fees charged were at least as favorable as those obtainable from an uninterested third party. In October 1996, the Company entered into an arrangement with The Stoppelman Law Firm whereby the Company pays a flat rate of $5,000 per month for legal services.

      Future transactions with interested parties will continue to be handled on an arms' length basis, upon terms no less favorable to the Company than those available from unaffiliated third parties.

      No loans shall be made by the Company to officers, directors, or to a 5% or greater stockholder of the Company, or to their affiliates, except for bona fide business purposes.

Market for Securities

      The Common Stock, Warrants and Units (comprised of two shares of common stock and one Common Stock Purchase Warrant) of On-Site Sourcing, Inc. are listed on the Nasdaq SmallCap Market and trade under the symbols "ONSS", "ONSSW" and "ONSSU" respectively. The table below represents the quarterly high and low sales prices for each quarter since the Company's initial public offering in July 1996. (1)

                     Common Stock           Warrants             Units
                     -------------       -------------       -------------
                     High      Low       High      Low       High      Low
                     ----      ---       ----      ---       ----      ---
1996
----

Third Quarter       $3.625    $2.125    $1.000    $0.375    $8.000    $4.500

Fourth Quarter      $2.625    $2.125    $0.375    $0.250    $5.000    $4.500

(1) The company issued units comprised of two shares of Common Stock and one Common Stock Purchase Warrant in connection with the initial public offering. The Units began trading on July 11, 1996 and the Common Stock and Warrants began trading separately on August 19, 1996 with the Units continuing to trade as well.

      As of January 31, 1997 there were 47 holders of record and approximately 1,100 beneficial owners of the Common Stock as of December 31, 1996.

      The Company has not declared and cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the forseeable future. See "Description of Securities--Dividends" and "Risk Factors--Dividend Policy".

                            DESCRIPTION OF SECURITIES

Units

      The Units offered in the initial public offering consist of two shares of Common Stock and one Redeemable Common Stock Purchase Warrant. The units are evidenced by separate certificates for the Common Stock and the Warrants which comprise the Units.

Common Stock

      The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The current officers and directors of the Company will continue to beneficially own more than 30% of the shares of Common Stock after the offering and, accordingly, will be able to elect all of the Company's directors and control corporate policy. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors in its discretion, out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to them after payment of debts and liabilities of the Company after provision has been made for each class of stock, if any, having liquidation preference over the Common Stock. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered will be, when issued upon payment of the consideration set forth in this Prospectus, fully paid and non-assessable.

Preferred Stock

      The Company is currently authorized to issue 1,000,000 shares of Preferred Stock, par value $.01 per share. The preferred stock is issuable in one or more series with such rights, preferences, maturity dates and similar matters as the Board of Directors of the Company may from time to time determine without any further vote or action by the Company's stockholders. No Preferred stock is currently outstanding.

Redeemable Warrants

      The Company has registered 1,309,123 Warrants to purchase Common Stock, including Warrants issuable if M.H. Meyerson & Co., Inc. exercises in full its options to purchase Units for itself and to cover over-allotments. The Company has reserved an equal number of shares of Common Stock for issuance upon exercise of the Warrants. The following is a brief summary of all the material provisions of the Warrants. For a more detailed description see the Warrant Agreement between the Company and the Continental Stock Transfer and Trust Company, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information".

      Each warrant entitles its holder to purchase one share of Common Stock at an exercise price of $6.00 per share. The Warrants expire five years from the date of the closing of the sale of the Units offered hereby.

      The Warrants are redeemable by the Company upon thirty days prior written notice for $.01 per Warrant if the average closing bid price of the Common Stock is $7.00 or more per share for a period of ten consecutive trading days. Warrant holders shall have exercise rights until the close of the trading day preceding the date fixed for redemption.

      No warrant will be exercisable unless, at the time of exercise, the Company has filed a current registration statement with the United States Securities and Exchange Commission covering the shares of Common Stock issuable upon exercise of such Warrants and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that the Company will be successful in registering such shares.

      The exercise price of the Warrants is subject to adjustment upon the occurrence of certain events, including the issuance of dividends payable in Common Stock and subdivision or combinations of the Common Stock.

Dividend Policy

      The Company has never paid cash dividends on its Common Stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of the business. The payment of future cash dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors.

Delaware Law with Respect to Business Combinations

      The Company is subject to the State of Delaware's "business combination" statute, Section 203 of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three years prior to the proposed business combination, did own) 15% or more of the Delaware corporation's voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Transfer Agent

      The transfer agent for the Common Stock is the Continental Stock Transfer and Trust Company, 2 Broadway, New York, NY 10004.

Reports to Stockholders

      The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

      As of the date of this Prospectus, the Company has registered its Common Stock and Warrants under the provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company has agreed that it will use its best efforts to continue to maintain such registration for a minimum of five years from the date of this Prospectus. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

Lock-Up Agreements

      All officers, directors and five percent or greater shareholder's have agreed not to offer, pledge, sell, or contract to sell, transfer, give, encumber or otherwise dispose of any shares of common stock of the Company directly or indirectly, for a period of one year after the effective date of the Registration Statement on Form SB-2. The lock-up letter also includes any shares of common stock which may be acquired upon exercise of stock options or warrants now or hereafter held by the officers, directors or five percent shareholders. The officers, directors and five percent shareholders are permitted to transfer common stock to other persons who have signed a similar letter provided that the shares shall remain to be so restricted in the hands of such transferee.

      All principals of the Company holding the Company's unregistered Common Stock have agreed in writing not to sell, assign, transfer, or make any other disposition of any of their shares of Common Stock or any security convertible into or exchangeable for Common Stock prior to two years after the date of this prospectus or twelve (12) months after the date of this prospectus with M.H. Meyerson & Co. Inc.'s prior written consent. Additionally, all Securityholders who have registered Common Stock in this offering (other than the Common Stock included in the Units to be sold in this offering) have agreed in writing not to sell, assign, transfer, or make other disposition of any of their shares of Common Stock prior to six (6) months after the date of this Prospectus without the prior written consent of M.H. Meyerson & Co. Inc. See "Selling Securityholders".

                               INTEREST OF COUNSEL

      John S. Stoppelman, a principal of The Stoppelman Law Firm, P.C., counsel to the Company, is a founder and the Chairman of the Board of Directors of the Company, owner of 641,100 shares of Common Stock. The fees collected by the Stoppelman Law Firm from the Company did not constitute five percent of the law firm's gross revenue in any year of the Company's existence. See "Risk Factors - Possible Conflicts of Interest Between the Company and the Company Counsel". The Company believes that the fees charged were at least as favorable as those obtainable from an uninterested third party.

                             SELLING SECURITYHOLDERS

      Concurrently with the initial public offering, 777,955 shares of the Company's Common Stock have been registered under the Securities Act pursuant to the Registration Statement declared effective on July 9, 1996. Of these shares, 109,123 additional Units (the "Additional Units") consisting of 218,246 shares of Common Stock, $0.01 par value per share ("Selling Securityholders' shares"), and 109,123 Redeemable Common Stock Purchase Warrants have been sold concurrently with the initial public offering. The remaining 559,709 shares of Common Stock may be offered and sold pursuant to this Selling Shareholder Prospectus in six months of the effective date of the Registration Statement, or sooner with the consent of M.H. Meyerson & Co., Inc., by the Selling Securityholders from time to time as market conditions permit in the Nasdaq SmallCap Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price. The Company will pay all expenses in connection therewith (other than brokerage commissions and fees). M.H. Meyerson & Co., Inc. shall have a right of first refusal to act as broker for the owners of the 559,709 shares which were registered in the initial public offering for sale in six months or sooner with the consent of M.H. Meyerson. The Company will not receive any of the proceeds from the sale of the Selling Securityholders' shares of Common Stock. See "Selling Securityholders" and "Description of Securities - Lock-up Agreement."

Beneficial Owner                        Number        Percent         Number             Number         Number           Percent
----------------                        ------        -------         ------             ------         ------           -------
                                         Shares Beneficially          Shares          Shares to be     Shares Beneficially Owned
                                       Owned Prior to Offering        to be           Sold in the         After the Offering
                                                                    Registered        Offering (1)
                                       -----------------------      ----------        -----------      -------------------------

Manhattan Group Funding                 180,000          7.0%         180,000          180,000               0          0%
Ron Heller
30 Montgomery Street
Jersey City, NJ 07302
Leonard and Roslyn Parker                11,250          *             11,250           11,250               0          0
9576 Shady Brook Drive
Building 62-201
Boynton Beach, FL 33437
Edward I. Tishelman                      45,000          1.7%          45,000           45,000               0          0
254 East 68th Street
New York, NY 10002
Ronnee Medow                             90,000          3.5%          90,000           90,000               0          0
c/o Michael Miller
485 Madison Avenue
Suite 1100
New York, NY 10022
Donald L. Skidmore                       11,905          *             11,905           11,905               0          0
10900 Equestrian Court
Reston, VA 22090
Carlton F. Gay                           11,905          *             11,905           11,905               0          0
c/o Dean Witter Reynolds
2 Wisconsin Circle
Suite 330
Chevy Chase, MD 20815
Mr. and Mrs. Edward A. Baroody           11,905          *             11,905           11,905               0          0
8811 Sandy Ridge Court
Fairfax, VA 22031

John Patterson, Esq.                     11,905          *             11,905           11,905               0          0
Livingston, Patterson,
 Strickland & Weiner
46 North Washington Boulevard
Suite 1
Sarasota, FL 34236
Sabine Devilloutreys                     23,810          *             23,810           23,810               0          0
c/o Denis Seynhaeve
Delmag, Inc.
900 Bestgate Road
Suite 410
Annapolis, MD 21401
Sagax Fund II Ltd.                       23,810          *             23,810           23,810               0          0
c/o International Fund
Administration, Ltd.
48 Par-La-Ville Road
Suite 464
Hamilton HM 11, Bermuda
Daniel J. Weiler                         11,905          *             11,905           11,905               0          0
7402 Beverly Manor Drive
Annandale, VA 22003
Joseph Sciacca                           5,000           *              5,000            5,000               0          0
7224 Beechwood Rd.
Alexandria, VA 22307
Walter S. Luffsey                        11,905          *             11,905           11,905               0          0
1805 Crystal Drive
No. 713-S
Arlington, VA 22202
Christopher John Laiti                   5,000           *              5,000            5,000               0          0
12525 Knollbrook Drive
Clifton, VA 22024
Brentwood, Inc.                          7,000           *              7,000            7,000               0          0
12525 Knollbrook Drive
Clifton, VA 22024
Bill Reynolds                            11,905          *             11,905           11,905               0          0
P.O. Box 26389
Richmond, VA
IRA Account of Martin H.                 56,250          2.2%          56,250           56,250               0          0
   Meyerson
30 Montgomery Street
Jersey City, NJ 07302
Michael Silvestri                        11,250          *             11,250           11,250               0          0
M.H. Meyerson & Co., Inc.
30 Montgomery Street
Jersey City, NJ 07302
Jeffrey E. Meyerson                      11,250          *             11,250           11,250               0          0
M.H. Meyerson & Co., Inc.
30 Montgomery Street
Jersey City, NJ 07302
M.H. Meyerson & Co., Inc.                45,000          1.7%          45,000           45,000               0          0
30 Montgomery Street
Jersey City, NJ 07302

Paul Sozansky                            90,000          3.5%          90,000           90,000               0          0
8 Coventry Drive
Belle Vista, AR 72714
Kenneth J. Koock                         90,000          3.5%          90,000           90,000               0          0
M.H. Meyerson & Co., Inc.
30 Montgomery Street
Jersey City, NJ 07302
                                        -------        ------         -------          -------            ----      -----
TOTALS................................  777,955           30%         777,955          777,955               0          0%
                                        -------        ------         -------          -------            ----      -----

----------
* Less than 1%

(1) The offering consists of (A) 109,123 Units offered on the date of the initial public offering and (B) 559,709 shares being registered for sale in six months or sooner with the consent of M.H. Meyerson. The 109,123 Units consist of 90,000 shares and 45,000 Warrants offered by Manhattan Group Funding, 5,626 shares and 2,813 Warrants offered by Leonard and Roslyn Parker, 45,000 shares and 22,500 warrants offered by Ronnee Medow, 23,810 shares and 11,905 warrants offered by Sabine Devilloutreys, 23,810 shares and 11,905 warrants offered by Sagax Fund II Ltd. and 30,000 shares and 15,000 warrants offered by Paul Sozansky.

      The Common Stock may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "Underwriters" within the meaning of the Securities Act in connection with such sales. M.H. Meyerson & Co., Inc. has a right of first refusal to sell these shares with a commission in accordance with applicable NASD rules.

            SHARES ELIGIBLE FOR FUTURE SALE AND PLAN OF DISTRIBUTION

      Prior to the initial public offering there was no public market for the Units, the Common Stock or the Warrants. Future sales of substantial amounts of Units, the Common Stock or the Warrants in the public market could adversely affect prevailing market prices and the Company's ability to raise capital through future offerings of its securities.

      As of the date hereof, the Company has outstanding a total of 4,794,021 shares of Common Stock. Of the 4,794,021 shares outstanding, 2,978,355 shares of Common Stock offered in the initial public offering and subsequent exercise of the overallotment option are freely tradeable without restriction or requirement for further registration under the Securities Act (the "Registered Shares"). Any sale by an affiliate would be subject to certain volume limitations and other restrictions. Of the Registered Shares, 218,246 shares were sold by selling shareholders as Units in the initial public offering and 559,709 shares are offered in this Prospectus. The remaining 1,815,666 outstanding shares are "restricted" shares within the meaning of Rule 144 (the "Restricted Shares"). The Restricted Shares outstanding were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may be sold only if they are registered under the Securities Act or an exemption from registration is available. See "Selling Securityholders."

                                  LEGAL MATTERS

      The legality of the securities offered hereby will be passed upon for the Company by The Stoppelman Law Firm, P.C., McLean, Virginia.

                                     EXPERTS

      The financial statements at December 31, 1995 and for the year ended 1995 included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, to the extent indicated in their reports, have been audited by Grant Thornton LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             CHANGE IN ACCOUNTANTS

      The former independent auditor for the Company, Grant Thornton, LLP ("Grant Thornton") was dismissed on November 21, 1996. Grant Thornton's reports on the financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding the dismissal there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Grant Thornton's satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its report. Grant Thornton communicated certain internal control matters to the Company which meet the definition of reportable events. For the fiscal year ended December 31, 1995, such reportable events involved recommendations that the Company develop and maintain stricter internal control policies for the following areas: accounts receivable, purchases and disbursements, cash receipts, fixed asset capitalization, inventory, payroll and computer processing. The Company has implemented systems of internal control which the Company feels address the issues raised by Grant Thornton.

      The Company has requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether or not Grant Thornton agrees with the above statements. A copy of such letter, dated December 4, 1996 and received by the Company on December 6, 1996 was filed as Exhibit 16.1 to the Amended Current Report on Form 8-K filed with SEC on December 9, 1996.

      The Company's Board of Directors and Audit Committee determined that it is in the Company's best interests to engage a new independent auditor.

                             ADDITIONAL INFORMATION

      The Company has filed with the Commission a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Common Stock and Warrants offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the initial public offering and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549; at the New York Regional Office, 7 World Trade Center, New York, New York 10048 and at the Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement may be obtained from the Commission at its principal office and regional office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

ON-SITE SOURCING, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Audited Financial Statements
   Report of Independent Certified Public Accountants...............       F-2
   Balance Sheet....................................................       F-3
   Statements of Operations.........................................       F-4
   Statements of Stockholders' Equity...............................       F-5
   Statements of Cash Flows.........................................       F-6
   Notes to Financial Statements....................................     F-7F-14
Unaudited Financial Statements
   Balance Sheet....................................................      F-15
   Statements of Earnings...........................................      F-16
   Statements of Stockholders' Equity...............................      F-17
   Statements of Cash Flows.........................................      F-18
   Notes to Financial Statements....................................    F-19F-23

                          (Grant Thornton Letterhead)


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of directors
On-Site Sourcing, Inc.

      We have audited the accompanying balance sheet of On-Site Sourcing, Inc., as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a resonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of On-Site Sourcing, Inc., as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Vienna, Virginia
February 28, 1996 (except for Note N, as to which the date is July 8, 1996)

                             ON-SITE SOURCING, INC.

                                  BALANCE SHEET

                                     ASSETS

                                                               December 31, 1995
Current Assets
   Cash .........................................................   $    38,116
   Accounts receivable, net .....................................       809,927
   Prepaid supplies .............................................        54,407
                                                                    -----------
        Total Current Assets ....................................       902,450
Fixed Assets, net ...............................................       500,056
Other Assets ....................................................        75,529
                                                                    -----------
                                                                    $ 1,478,035
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable - trade .....................................   $   506,695
   Accrued and other liabilities ................................       148,693
   Line of credit ...............................................       260,000
   Current portion of long-term debt ............................        81,954
                                                                    -----------
        Total Current Liabilities ...............................       997,342
Long-term Debt, Net of Current Portion ..........................       125,384
Deferred Rent ...................................................        83,626
Commitments and Contingencies ...................................          --
Stockholders' Equity
   Common stock, $.01 par value, 20,000,000 shares
      authorized; 2,187,000 shares issued and
      outstanding ...............................................        21,870
   Preferred stock, $.01 par value, 1,000,000 shares
      authorized; no shares issued and
      outstanding ...............................................          --
   Additional paid-in capital ...................................       488,140
   Retained deficit .............................................      (238,327)
                                                                    -----------
                                                                        271,683
                                                                    -----------
                                                                    $ 1,478,035
                                                                    ===========

         The accompanying notes are an integral part of this statement.

                             ON-SITE SOURCING, INC.

                            STATEMENTS OF OPERATIONS

                                                     1995              1994
                                                     ----              ----
                                                     Year ended December 31,
Revenue ...............................          $ 4,919,270        $ 1,959,455
Costs and Expenses
   Cost of sales ......................            3,887,709          1,425,443
   Selling and shipping ...............              343,012             54,910
   Administrative .....................              532,027            480,428
                                                 -----------        -----------
                                                   4,762,748          1,960,781
                                                 -----------        -----------
Earnings (Loss) from Operations .......              156,522             (1,326)
Other Income (Expense)
   Other income .......................                 --                7,922
   Other expense, primarily interest ..              (80,894)           (28,862)
                                                 -----------        -----------
Earnings (Loss) Before Income Taxes ...               75,628            (22,266)
Income Tax Expense ....................                 --                 --
                                                 -----------        -----------
Net Earnings (Loss) ...................          $    75,628        $   (22,266)
                                                 ===========        ===========

Earnings (Loss) per Common Share ......          $      0.03        $     (0.01)
                                                 -----------        -----------
Average Number of Common Shares and
   Common Share Equivalents Outstanding
   During the Year ....................            2,648,377          2,558,377
                                                 ===========        ===========

         The accompanying notes are an integral part of this statement.

                             ON-SITE SOURCING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                        Common           Common          Additional         Retained
                                        Shares           Stock         Paid-in Capital      (Deficit)             Total
                                        ------           -----         ---------------      ---------             -----
                                                         Years ended December 31, 1995 and 1994
                                                         --------------------------------------
Balance at January 1, 1994 .          1,818,000          $18,180          $281,830          $(291,689)          $   8,321
   Sale of Common Stock ....            369,000            3,690           206,310               --               210,000
   Net Loss for the Year ...               --               --                --              (22,266)            (22,266)
                                      ---------          -------          --------          ---------           ---------
Balance at December 31, 1994          2,187,000           21,870           488,140           (313,955)            196,055
   Net Earnings for the Year               --               --                --               75,628              75,628
                                      ---------          -------          --------          ---------           ---------
Balance at December 31, 1995          2,187,000          $21,870          $488,140          $(238,327)          $ 271,683
                                      =========          =======          ========          =========           =========

        The accompanying notes are an integraal partof these statements.

                             ON-SITE SOURCING, INC.

                            STATEMENTS OF CASH FLOWS

                                                          1995           1994
                                                          ----           ----
                                                         Year ended December 31,
Increase (Decrease) in Cash
Cash Flows from Operating Activities
   Net earnings (loss) .............................   $  75,628      $ (22,266)
                                                       ---------      ---------
   Adjustments to reconcile net earnings to net cash
    used in operating activities
      Depreciation .................................     107,412         56,298
      Loss on disposition of equipment and furniture        --            7,921
      Changes in assets and liabilities
        Increase in accounts receivable ............    (355,978)      (396,145)
        Increase in prepaid supplies ...............     (36,327)       (16,231)
        Decrease (increase) in other assets ........       2,086         (2,041)
        Increase in accounts payable - trade .......     400,839         97,454
        Increase in accrued liabilities ............     115,655         23,067
        Increase in deferred rent ..................      10,430         60,787
                                                       ---------      ---------
              Total Adjustments ....................     244,117       (168,890)
                                                       ---------      ---------
Net Cash Provided by (Used in) Operating Activities      319,745       (191,156)
                                                       ---------      ---------
Cash Flows from Investing Activities
   Capital expenditures ............................    (224,287)       (77,989)
   Proceeds from sale of fixed assets ..............        --            8,079
   Purchase of CRC, net ............................      (9,161)          --
                                                       ---------      ---------
Net Cash Used in Investing Activities ..............    (233,448)       (69,910)
                                                       ---------      ---------
Cash Flows from Financing Activities
   Proceeds from sale of common stock ..............        --          210,000
   Proceeds of long-term debt agreements ...........     164,188         62,458
   Payments under long-term debt agreements ........    (264,783)      (129,580)
   Net borrowings under line-of-credit agreement ...     110,034        109,966
   Deferred offering costs .........................     (65,585)          --
                                                       ---------      ---------
Net Cash (Used in) Provided by Financing Activities      (56,146)       252,844
                                                       ---------      ---------
Net Increase (Decrease) in Cash and Cash Equivalents      30,151         (8,222)
Cash and Cash Equivalents at Beginning of Year .....       7,965         16,187
                                                       ---------      ---------
Cash and Cash Equivalents at End of Year ...........   $  38,116      $   7,965
                                                       =========      =========

        The accompanying notes are an integral part of these statements.

                             ON-SITE SOURCING, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

      On-Site Sourcing, Inc. (the Company), was incorporated in the Commonwealth of Virginia on December 15, 1992. During 1996, the Company was merged into a newly formed Delaware Corporation. The Company operates in two segments, one of which includes facilities management, litigation copying, and related services at customer and company locations, and a second, which includes the purchase, refurbishment, lease, sale and servicing of copy machines. The Company's facilities management and litigation copying services are performed in Philadelphia, Pennsylvania; Arlington, Virginia; and Atlanta, Georgia. The Company's copy machines business is conducted from the Company's Frederick, Maryland, office. For the year ended December 31, 1995, the purchase, refurbishment, lease, sale and servicing of copy machines was not material to the financial statements.

Use of Estimates

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      Revenue from reprographic services is recognized on a per copy basis upon completion of the services. Revenue from facilities management is recognized based on monthly fixed fees and, in certain cases, variable per copy fees, as contained in facilities management agreements. Revenue from the sale of refurbished copiers is recognized when the copiers are shipped and transfer of title occurs.

Research and Development

      Research and development costs are expensed as incurred.

Deferred Offering Costs

      Specific incremental costs directly attributable to the planned initial public offering (see Note N) are deferred and will be charged against the gross proceeds of the offering. In the event the offering is not completed, the costs will be charged to expense at that time.

Income Taxes

      Deferred taxes arise from temporary differences, primarily attributable to differences between reporting, for tax purposes, on the cash basis, and for financial statements, on the accrual basis.

Depreciation

      Depreciation on fixed assets is computed on a straight-line basis over an estimated useful life of five years for financial reporting purposes. Accelerated methods are used for tax purposes.

Earnings per Common Share

      The Company's common stock was split 100-for-one and 18-for-one in March 1995 and February 1996, respectively. All earnings per share amounts in the financial statements have been restated to give effect to the stock splits.

      Earnings (loss) per common share is based on the weighted average number of common shares and, if dilutive, common equivalent shares outstanding during each year. Such average shares include the weighted average number of common shares outstanding (2,187,000 in 1995 and 2,097,000 in 1994) plus the shares issuable upon exercise of stock options and warrants after the assumed repurchase of common shares with the related proceeds (461,377 in 1995 and 1994). Options and warrants granted, as well as certain shares issued during the one-year period prior to the planned initial public offering (see Note N), are treated as outstanding in calculating earnings per share for both periods presented.

Employee Stock Options

      In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which is effective for 1996 financial statements. SFAS No. 123 requires that stock-based compensation be accounted for on the fair value method as described in SFAS No. 123, or on the intrinsic value-based method of Accounting Principles Board Opinion No. 25 (APB 25), whereby if options are priced at fair market value or above on the date of grant, there is no compensation expense of the options to the Company. If APB 25 is used, pro forma net income and earnings per share must be disclosed as if the fair value-based method had been applied. The Company intends to continue accounting for its incentive stock option plan under APB 25; therefore, the only effect on the Company's financial statements will be the pro forma disclosure.

Long-lived Assets

      In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. SFAS No. 121 also generally requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of the carrying amount or the fair value less cost to sell. SFAS No. 121 is effective for the Company's 1996 fiscal year-end. The Company has made no assessment of the potential impact of adopting SFAS No. 121 at this time.

Fair Value of Financial Instruments

      Effective December 31, 1995, the Company adopted SFAS No. 107, which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet.

      At December 31, 1995, financial instruments held consist of the Company's line of credit and other current debt instruments for which fair value approximates carrying value.

Cash and Cash Equivalents

      The Company considers all highly liquid securities purchased with a maturity of three months or less to be cash equivalents. As of December 31, 1995, cash is comprised of amounts held in demand deposit accounts.

Note B - COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

Accounts Receivable

      Accounts receivable consisted of the following at December 31, 1995:

Trade .......................................................         $ 830,077
Other .......................................................             9,850
Allowance for uncollectible accounts ........................           (30,000)
                                                                      ---------
                                                                      $ 809,927
                                                                      ---------

Other Assets

      Other assets consisted of the following at December 31, 1995:

Deferred offering costs .....................................         $  65,585
Deposits ....................................................             9,944
                                                                      ---------
                                                                      $  75,529
                                                                      ---------

Fixed Assets

      Fixed assets consisted of the following at December 31, 1995:

Copiers .....................................................         $ 467,269
Computers, equipment, and other .............................           134,692
Vehicles ....................................................            70,525
                                                                      ---------
                                                                        672,486
Accumulated depreciation ....................................          (172,430)
                                                                      ---------
                                                                      $ 500,056
                                                                      ---------

Accrued and Other Liabilities

      Accrued and other liabilities consisted of the following at December 31, 1995:

Accrued salaries, commissions, taxes,
  and fringe benefits .......................................         $  70,750
Accrued sales tax payable ...................................            42,943
Other accrued liabilities ...................................            35,000
                                                                      ---------
                                                                      $ 148,693
                                                                      ---------

Note C - LINE OF CREDIT

      At December 31, 1995, the Company had available a $300,000 working capital line of credit at the bank's prime rate (8.5%) plus 2%. The credit facility is collateralized by the assets of the Company and guaranteed by the Company's Chairman, and the Company's President and his spouse. Borrowings under the working capital line of credit were $260,000. The credit facility expires on April 1, 1996; however, management expects to renew the line of credit in the ordinary course of business. In January 1996, the Company amended the credit facility to $450,000 with all other terms remaining unchanged.

Note D - LONG-TERM DEBT

      Long-term debt is as follows at December 31, 1995:

10.5% variable rate (prime plus 2%) equipment note,
   collateralized by all assets of the Company, payable in equal monthly installments of approximately $3,194, maturing
   November 1998 ................................................     $ 111,800
10.5% variable rate (prime plus 2%) equipment note,
   collateralized by the equipment, payable in equal monthly
   installments of approximately $736, maturing September 1997 ..        16,194
7.2%-9% vehicle notes, collateralized by the vehicles, payable in various equal monthly installments, including interest and
   principal, maturing at various dates through December 1999 ...        54,153

Capital leases ..................................................        25,191
                                                                      ---------
                                                                        207,338
Less current maturities included in current liabilities .........       (81,954)
                                                                      ---------
                                                                      $ 125,384
                                                                      ---------

      Aggregate maturities for long-term debt are as follows at December 31, 1995:

Year ending December 31,
1996.............................................................       $81,954
1997.............................................................        66,905
1998.............................................................        48,489
1999.............................................................         9,990
                                                                       ---------
                                                                       $207,338
                                                                       ========

      The above notes are subject to certain covenants; at various times throughout the year the Company was in violation of the covenants. However, at December 31, 1995, the banks have waived their rights under the default provisions through December 31, 1996, in connection with the violation of the covenants.

      On January 30, 1996, the Company borrowed $182,000 from a bank. The notes are payable in equal annual installments plus 10.5% variable interest (prime plus 2%) maturing at various dates through October, 1998. The notes are subject to certain covenants and are collateralized by certain assets of the Company.

Note E - LEASES

      The Company leases its office facilities, copiers, and office equipment under various operating and capital leases. Lease terms range from one to approximately six years.

      Minimum annual rental and lease commitments for leases with a remaining term of one year or more at December 31, 1995, are as follows:

                                                     Capital          Operating
Year ending December 31,                              Leases            Lease
------------------------                             -------          ----------
1996  ...........................................    $17,441          $  595,000
1997  ...........................................      9,762             436,000
1998  ...........................................       --               163,000
1999  ...........................................       --               126,000
2000  ...........................................       --               116,000
Thereafter ......................................       --                75,000
                                                     -------          ----------
Total minimum lease payments ....................     27,203          $1,511,000
                                                                      ==========

Less: interest...................................      2,012
                                                     -------
Present value of net minimum lease payments......    $25,191
                                                     =======

     Fixed assets recorded under capital leases as of December 31, 1995, total approximately $28,000. Interest expense on the outstanding obligations under capital leases was approximately $15,000 and $13,000 for the years ended December 31, 1995 and 1994, respectively.

     Rent expense was $376,000 and $101,000 for the years ended December 31, 1995 and 1994, respectively. The Company received abatements of rent for a portion of the term of two office space leases. Rent expense is recorded on a straight-line basis over the life of the lease, thus giving rise to deferred rent.

Note F - RELATED PARTY TRANSACTIONS

Transactions with an Officer/Shareholder

     During the years ended December 31, 1995 and 1994, the Company recorded the following transactions with an officer/shareholder.

     o During 1994, the Company received a $15,000 non-interest bearing working capital advance which was repaid during 1995.

     o During 1995, the Company billed the officer/shareholder approximately $19,000 for reprographic services and the sale of a copier.

     o During 1995 and 1994, the Company incurred approximately $20,000 and $4,000 respectively, for legal services rendered by the officer/shareholder. Included in the amounts payable as of December 31, 1995, is approximately $15,000 in legal fees due to the officer/shareholder.

Transactions with a Shareholder

     During 1995 and 1994, the Company recorded revenue of approximately $340,000 and $324,000, respectively, for services provided to a shareholder under a facilities management agreement. Included in accounts receivable as of December 31, 1995, is approximately $86,000 in accounts receivable from the shareholder.

Note G - COMMITMENTS

Employment Agreements

     The Company has entered into employment agreements with 12 officers and employees. The agreements are for terms ranging from six months to five years and generally automatically renew for periods ranging from six months to one year. The agreements further provide for guaranteed base salaries, contingent incentive compensation based on achievement of certain sales and other goals, non-compete and non-disclosure restrictions and in certain cases, stock options. The minimum amounts due under the agreements during the succeeding five-year period, exclusive of contingent incentive compensation, is as follows:

Year ending December 31,
1996.........................................................     $463,000
1997.........................................................      385,000
1998.........................................................      365,800
1999.........................................................       60,000
2000.........................................................       35,000
                                                                ----------
                                                                $1,308,800

Note H - INCENTIVE STOCK OPTION PLAN

     In 1995, the Company adopted an incentive stock option plan, under which a pool of 510,000 shares has been reserved. The plan is administered and terms of option grants are established by the Board of Directors. Under the terms of the plan, options may be granted to the Company's employees to purchase shares of common stock. Options become exercisable ratably over a vesting period as determined by the Board of Directors, and expire over terms not exceeding ten years from the date of grant, three months after termination of employment, or one year after the death or permanent disability of the employee. The Board of Directors determines the option price (not less than fair market value) at the date of grant.

     At December 31, 1995 and 1994, pursuant to an employment agreement, the Company had outstanding options to sell 162,000 shares of common stock to an officer/director of the Company at an exercise price of $.56 per share. These options vest upon the attainment of certain performance goals. As of December 31, 1994, all options were vested. The options expire in March 1997.

     At December 31, 1995, the Company had outstanding options to sell 126,000 shares of common stock to an officer/director at an exercise price of $1.11 per share. As of December 31, 1995, options for 84,000 shares are vested, and options for 42,000 shares are scheduled to vest in June 1996. The options expire in December 2000.

     During 1995, the Company granted to employees options for 216,000 shares of common stock at exercise prices ranging from $1.11 to $1.39 per share. The grant price of $1.11 per share was determined by the Board of Directors to represent fair value and the grant price of $1.39 per share was determined to be in excess of fair value based upon independent sales of stock by a shareholder in December 1995 at $1.11 per share. As of December 31, 1995, options for 60,000 of the shares are vested with the remainder scheduled to vest through December 1998. The options expire through December 2000.

     The following depicts activity in the plan for the two years ended December 31, 1995:

                                                                   Per Share
                                                                   Exercise
                                                     Shares         Prices
                                                     ------         ------
                                                     Options Outstanding
                                                     -------------------
Outstanding, January 1, 1994 ......................     --       $     --
   Options granted ................................  162,000            .56
   Options exercised ..............................     --             --
   Options expired ................................     --             --
                                                     -------     ----------
Outstanding, December 31, 1994 ....................  162,000     $      .56
   Options granted ................................  342,000     $1.11-1.39
   Options exercised ..............................     --             --
   Options expired ................................     --             --
                                                     -------     ----------
Outstanding, December 31, 1995 ....................  504,000     $.56-1.39
                                                     =======     ==========

Note I - STOCK WARRANTS

     At December 31, 1995 and 1994, in connection with the issuance of stock, the Company had outstanding warrants for a total of 90,000 shares of its common stock exclusively to Ryan Lee and Company exercisable at a price of $.56 per share (the approximate market price at time of grant). The warrants became exercisable on July 22, 1993, and expire on July 22, 1998.

Note J - INCOME TAXES

     The amounts and sources of the provision for deferred income tax expense (benefit) were as follows for the year ended December 31:

                                                       1995               1994
                                                       ----               ----
Current ...................................          $   --             $  --
Deferred ..................................            30,206            (8,893)
                                                     --------           -------
                                                       30,206            (8,893)
Change in valuation allowance .............           (30,206)            8,893
                                                     --------           -------
                                                     $   --             $  --
                                                     ========           =======

     Deferred tax assets (liabilities) consist of the following at December 31, 1995:

Excess of tax over financial accounting depreciation .........        $ (45,293)
Operating accruals ...........................................          (24,389)
Loss carryforwards ...........................................          145,340
Other ........................................................           14,549
                                                                      ---------
Gross deferred tax asset .....................................           90,207
Deferred tax asset valuation allowance .......................          (90,207)
                                                                      ---------
                                                                      $    --
                                                                      =========

     The differences between the total income tax expense (benefit) and the income tax expense (benefit) computed using the federal income tax rate were as follows:

                                                         1995             1994
                                                         ----             ----
Pretax earnings (loss) .........................       $ 75,628        $(22,266)
                                                       ========        ========

Computed federal income taxes at 34% ...........       $ 25,714        $ (7,570)
Computed state income taxes, net of
federal benefit ................................          4,492          (1,323)
                                                       --------        --------
Deferred tax (benefit) expense .................         30,206          (8,893)
Expense (benefit) arising from change
in deferred tax asset valuation allowance ......        (30,206)          8,893
                                                       --------        --------
Income tax expense .............................       $   --          $   --
                                                       ========        ========

     The Company has available at December 31, 1995, unused operating loss carryforwards of approximately $364,000 that may be applied against future taxable income and expire through 2009. The change in ownership as a result of the planned initial public offering (see Note N) may limit the utilization of operating loss carryforwards.

Note K - SUPPLEMENTAL CASH FLOWS INFORMATION

Noncash Investing and Financing Activities

     The Company had the following noncash investing and financing activities for the years ended December 31:

                                                           1995           1994
                                                           ----           ----
Fixed assets acquired under
   capital lease obligation ......................       $ 46,718       $254,939
Fixed assets acquired in
   acquisition of CRC ............................         33,308           --
Fixed asset basis reduction
   related to capital lease termination ..........         33,114           --
Capital lease obligation retired
   resulting from early lease termination ........        150,236           --

     During 1995, the Company entered into agreements with lessors to purchase certain fixed assets held under capital leases for approximately $117,000, which was less than the remaining lease obligation. These purchases occurred before the leases had expired. The purchase of these fixed assets resulted in a reduction in the lease obligations of approximately $150,000, and a reduction in basis of the corresponding fixed assets of approximately $33,000.

Supplemental Disclosures of Cash Flows Information

     The Company paid the following amounts for interest and income taxes during the year ended December 31:

                                                      1995                 1994
                                                      ----                 ----
Interest .............................              $41,150              $18,435
                                                    -------              -------
Income taxes .........................              $  --                $  --
                                                    -------              -------

Note L - CONCENTRATION OF CREDIT RISK

     Because of the nature of the Company's business, sales to a few customers, primarily law firms, have accounted for a significant percentage of sales. During 1995, two customers accounted for approximately $877,000 (18%) and $488,000 (10%) of total gross sales. Accounts receivable at December 31, 1995, include approximately $82,000 in amounts due from these customers. During 1994, two customers accounted for approximately $399,000 (20%) and $324,000 (17%) of total gross sales.

Note M - ACQUISITION OF SWR ASSOCIATES, INC.

     On July 27, 1995, the Company acquired SWR Associates, Inc., d/b/a CRC Copiers, Inc. (CRC), in a business combination accounted for as a purchase. CRC is primarily engaged in the refurbishment, sales and service of photocopy machines. The results of operations of CRC are included in the accompanying financial statements since the date of acquisition. The total cost of the acquisition was $10,000, which was less than the value of the net assets of CRC by approximately $23,000. The excess was utilized to reduce fixed assets based on fair market values. The acquisition is not deemed material to the Company and pro forma operating results are therefore not presented.

     At the time of the acquisition, the Company also entered into an employment agreement with CRC's former owner to manage the acquired company. The agreement calls for five years of compensation (see Note G) and stock options (see Note
H).

Note N - PROPOSED PUBLIC OFFERING

     On December 18, 1995, the Company executed a letter of intent for a proposed initial public offering. As of July 8, 1996, the Company and the Underwriter have agreed to modify the offer such that the Company will offer 960,000 units, each consisting of two shares of common stock, $.01 par value and one common stock purchase warrant, to the public at a currently anticipated price of $6.25 per unit. The warrants are redeemable by the Company for $.01 per warrant, upon 30 days prior written notice, provided the average closing bid price of the common stock for ten consecutive days prior to the date of the redemption notice is $7.00 or more per share. The Company has also granted the underwriters an option to purchase up to 144,000 additional units, exercisable for a period of 45 days after the offering is commenced, solely to cover overallotments. Upon the closing of the initial public offering, the underwriters will be granted warrants to purchase up to an aggregate of 96,000 units at $10 per unit. The warrants will be exercisable during a four-year period commencing one year from the date of the initial public offering.

                             ON-SITE SOURCING, INC.

                                  BALANCE SHEET

                                     ASSETS
                                                                   September 30,   December 31,
                                                                       1996             1995
                                                                       ----             ----
                                                                    (Unaudited)      (Audited)
Current Assets
Cash and cash equivalents                                         $ 3,784,883      $    38,116
Accounts Receivable, Net                                            2,136,793          809,927
Prepaid supplies                                                      213,245           54,407
                                                                  -----------      -----------

Total Current Assets                                                6,134,921          902,450

Fixed Assets, net                                                   1,713,667          500,056
Other Assets                                                           50,980           75,529
                                                                  -----------      -----------

                                                                  $ 7,899,568      $ 1,478,035
                                                                  ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable - trade                                          $   563,829      $   506,695
Accrued and other liabilities                                         268,514          148,693
Line of credit and other borrowings                                      --            260,000
Current portion of long-term debt                                      72,243           81,954
Deferred Taxes                                                         93,400             --
                                                                  -----------      -----------

Total Current Liabilities                                             997,986          997,342

Long-term Debt, net of current portion                                353,118          125,384

Deferred Rent                                                          98,772           83,626

Commitments and Contingencies                                            --               --

Stockholders' Equity
Common stock, $.01 par value, 20,000,000 shares authorized,
4,787,355 and  2,187,000 shares issued and outstanding                 47,874           21,870
Preferred stock, $.01 par value, 1,000,000 shares authorized,
     no shares issued and outstanding                                    --               --
Additional paid-in capital                                          6,354,501          488,140
Accounts and notes receivable-shareholders                            (50,400)            --
Retained Earnings (Deficit)                                            97,717         (238,327)
                                                                  -----------      -----------

                                                                    6,449,692          271,683
                                                                  -----------      -----------

                                                                  $ 7,899,568      $ 1,478,035
                                                                  ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                             ON-SITE SOURCING, INC.

                             STATEMENTS OF EARNINGS
                                   (Unaudited)

                                                             Nine months ended             Three months ended
                                                               September 30,                   September 30,
                                                         1996             1995             1996             1995
                                                         ----             ----             ----             ----

Revenue                                              $ 6,368,487      $ 3,534,424      $ 2,641,926      $ 1,282,023


       Cost of sales                                   4,616,899        2,749,899        1,822,890        1,029,878
                                                     -----------      -----------      -----------      -----------
       Operating Margin                                1,751,588          784,525          819,036          252,145

       Selling and shipping                              663,143          263,742          354,273          112,416
       Administration                                    653,757          388,580          267,172          142,167
                                                     -----------      -----------      -----------      -----------
                                                       1,316,900          652,322          621,445          254,583
                                                     -----------      -----------      -----------      -----------

Earnings from Operations                                 434,688          132,203          197,591           (2,438)

Other Income (Expense)
       Other Income                                       62,394             --             40,921             --
       Other expense, primarily interest                 (64,138)         (80,804)         (14,596)         (25,678)
                                                     -----------      -----------      -----------      -----------

Earnings Before Income  Taxes                            432,944           51,399          223,916          (28,116)
Income Taxes                                              96,900             --             68,400             --
                                                     -----------      -----------      -----------      -----------

Net Earnings                                         $   336,044      $    51,399      $   155,516      $   (28,116)
                                                     ===========      ===========      ===========      ===========

Net earnings per share                               $      0.10      $      0.02      $      0.03      $     (0.01)
                                                     -----------      -----------      -----------      -----------

Average number of Common shares and Common Share

   Equivalents outstanding during the period           3,402,181        2,648,377        5,150,694        2,648,377
                                                     ===========      ===========      ===========      ===========

    The accompanying notes are an integral part of these financial statements

                             ON-SITE SOURCING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Unaudited)

                                                     For the nine months ended September 30, 1996
                                  -------------------------------------------------------------------------------
                                                           Additional     Accounts      Retained
                                   Common       Common       Paid-In       and Notes    Earnings
                                   Shares       Stock        Capital      Receivable    (Deficit)         Total
                                  ---------     ------     ----------     ---------      --------      ----------
Balance at January 1, 1996        2,187,000     21,870     $  488,140     $              (238,327)        271,683
Sale of Common Stock              2,600,355     26,004      5,866,361                                   5,892,365
Accounts and Notes
  Receivable-shareholders                                                  (115,000)                     (115,000)
  Payments received                                                          64,600                        64,600

Net Earnings for the Period                                                               336,044         336,044
                                  ---------     ------     ----------     ---------      --------      ----------

Balance at September 30, 1996     4,787,355     47,874     $6,354,501     $ (50,400)       97,717       6,449,692
                                  =========     ======     ==========     =========      ========      ==========

                                                     For the nine months ended September 30, 1996
                                  -------------------------------------------------------------------------------
                                                           Additional     Accounts      Retained
                                   Common       Common       Paid-In       and Notes    Earnings
                                   Shares       Stock        Capital      Receivable    (Deficit)         Total
                                  ---------     ------     ----------     ---------      --------      ----------
Balance at January 1, 1995        2,187,000     21,870     $  488,140     $              (313,955)        196,055

Net Earnings for the Period                                                                51,399          51,399
                                  ---------     ------     ----------     ---------      --------      ----------

Balance at September 30, 1995.    2,187,000     21,870     $  488,140     $              (262,556)        247,454
                                  =========     ======     ==========     =========      ========      ==========

    The accompanying notes are an integral part of these financial statements

                             ON-SITE SOURCING, INC.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          September 30,   September 30,
                                                              1996            1995
                                                              ----            ----
Increase (Decrease) in Cash and Cash Equivalents
Cash Flows from Operating Activities
Net Earnings                                              $   336,044      $  51,399
                                                          -----------      ---------
Adjustments to reconcile net earnings to net
        Depreciation                                          158,358         74,754
        Disposal of fixed assets                               (1,413)          --
        Changes in assets and liabilities
          Increase in accounts receivable                  (1,326,866)      (229,036)
          Increase in prepaid supplies                       (158,838)       (34,342)
          (Increase) decrease in other assets                  24,549        (37,220)
          Increase in accounts payable                         57,134        293,683
          Increase in accrued liabilities                     119,821         79,854
          Increase in deferred taxes                           93,400           --
          Increase in deferred rent                            15,146          7,822
                                                          -----------      ---------
Total Adjustments                                          (1,018,709)       155,515
                                                          -----------      ---------
Net Cash (Used in) Provided by Operating Activities          (682,665)       206,914
                                                          -----------      ---------
Cash Flows Used in Investing Activities
      Capital expenditures                                 (1,370,556)      (129,239)
      Purchase of CRC, net                                       --           (9,161)
                                                          -----------      ---------
Net Cash used in investing activities                      (1,370,556)      (138,400)
                                                          -----------      ---------
Cash Flows from Financing Activities
       Proceeds from sale of common stock                   5,841,965           --
       Borrowings under long-term debt agreements             751,870           --
       Payments under long-term debt agreements              (283,847)       (57,619)
       Payments under short-term debt agreements             (250,000)          --
       Net (payments) borrowings under line of credit        (260,000)        70,034
                                                          -----------      ---------
Net Cash Provided by Financing Activities                   5,799,988         12,415
                                                          -----------      ---------
Net Increase in Cash                                        3,746,767         80,929
Cash and cash equivalents, Beginning of Period                 38,116          7,965
                                                          -----------      ---------
Cash and cash equivalents, End of Period                  $ 3,784,883      $  88,894
                                                          ===========      =========

    The accompanying notes are an integral part of these financial statements

On-Site Sourcing, Inc.

Notes to Interim Financial Statements
(unaudited)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

================================================================================

     The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading.

     In the opinion of management, the accompanying condensed financial statements reflect all necessary adjustments and reclassifications that are necessary for fair presentation for the periods presented. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes filed in the SB-2. The results of operations for the nine month period ended September 30, 1996, are not necessarily indicative of the results to be expected for the full year.

     Revenue Recognition

     Revenue from facilities management is recognized based on monthly fixed fees and, in certain cases, variable per copy fees, as contained in facilities management agreements. Revenue from reprographic services is recognized on a per copy basis upon completion of the services. Revenue from the sale of refurbished copiers is recognized when the copiers are shipped and transfer of title occurs.

     Fixed Assets

     Fixed assets consists of copy center equipment, office furniture and fixtures, and delivery equipment. Depreciation is provided for in sufficient amounts to relate the cost of depreciable assets to operations over their estimated service lives, ranging from three to seven years. The straight line method is followed for financial reporting purposes. Accelerated methods are used for tax purposes.

     Capitalized Software

     The Company capitalizes certain initial development costs after technological feasibility has been demonstrated. Such capitalized amounts are amortized commencing with product introduction over the lesser of the expected sales cycle or over the estimated economic life. Capitalized software costs are included in Other Assets and are reduced to net realizable value at September 30, 1996.

On-Site Sourcing, Inc.

(unaudited)

================================================================================

     Income Taxes

     The provision for income taxes presented in the statements of earnings is based upon the estimated effective tax rate for the year, and is largely determined by management's estimate as of the interim date of projected taxable income for the entire fiscal year.

     Earnings per Common Share

     The Company's common stock was split 100-for-one and 18-for-one in March 1995 and February 1996, respectively. All earnings per share amounts in the financial statements have been restated to give effect to the stock splits.

     Earnings per common share is based on the weighted average number of common shares and, if dilutive, common equivalent shares outstanding during each year. Such average shares include the weighted average number of common shares outstanding (3,402,181 in 1996 and 2,187,000 1995) plus the shares issuable upon exercise of stock options and warrants after the assumed repurchase of common shares with the related proceeds (454,584 in 1996 and 1995). Options and warrants granted, as well as certain shares issued during the one-year period prior to the initial public offering (see Note
     H), are treated as outstanding in calculating earnings per share for both periods presented.

NOTE B--CREDIT FACILITIES

     At September 30, 1996, the Company had available a $450,000 working capital line of credit at the bank's prime rate (8.25%) plus 1%, which is due on demand. The credit facility is collateralized by the assets of the Company and guaranteed by the Company's chairman, and the Company's president and his spouse. At September 30, 1996 there were no borrowings under the working capital line of credit.

     The above note is subject to certain covenants; at various times throughout the period the Company was in violation of certain covenants. The banks have waived their rights under the default provisions through December 31, 1996.

On-Site Sourcing, Inc.

(unaudited)

================================================================================

     The Company has retired all bank debt and short term borrowings with the proceeds of the initial public offering.

     The Company has financed certain major equipment purchases under capitalized leases, with terms of sixty months.

NOTE C--RELATED PARTY TRANSACTIONS

     Transactions with an Officer/Shareholder

     During the nine months ended September 30, 1996 and 1995, the Company recorded the following transaction with an officer/shareholder:

          During the nine months ended September 30, 1996, the Company incurred approximately $193,900 for legal services rendered by the officer/shareholder. Included in the accounts payable as of September 30, 1996, is approximately $9,000 in legal fees due to the officer/shareholder.

     Transactions with a Shareholder

     During the nine months ended September 30, 1996 and 1995 the Company recorded the following transactions with a shareholder:

          During the nine months ended September 30, 1996 and 1995, the Company recorded revenue of approximately $343,800 and $267,000, respectively, for services provided to a shareholder under a facilities management agreement. Included in accounts receivable as of September 30, 1996, is approximately $110,000 due from the shareholder.

          In March 1996, the Company entered into a two-year consulting agreement with its underwriters/shareholder for financial and marketing services totaling $60,000 which was paid from the proceeds of the initial public offering.

On-Site Sourcing, Inc.

(unaudited)

================================================================================

Nine months ended September 30, 1996 and 1995

     Accounts and Notes receivable -- Shareholders

          The Company had a note receivable from an officer/director for $89,900 in connection with the exercise of stock options. The balance of the note at September 30, 1996 was $50,400.

NOTE D--COMMITMENTS

     The Company has annual rental and lease commitments with a term of one year or more. Effective January 1, 1997, the Company will expand its Arlington, Virginia, production facility to approximately 31,000 square feet, and has executed a new lease which will supercede its existing lease agreement. The lease is for a five year period expiring on December 31, 2002, and the annual minimum lease expense is $450,000 per year.

     The Company has entered into a lease agreement to expand its operations to New York City. The lease is for a period of ten years and expires on October 31, 2006. The annual lease obligation giving effect for step increases as called for in the agreement is $139,667.

     The Company entered into a new lease obligation for its Frederick, Maryland location for approximately 2,500 square feet. The lease has a term of five years and expires on May 31, 1999. The annual minimum lease obligation under the lease is $15,000.

NOTE E--INCENTIVE STOCK OPTION PLAN

     In 1996 and in 1995, the Company adopted an incentive stock option plan, under which a pool of 200,000 and 510,000, shares respectively have been reserved. The plans are administered and terms of option grants are established by the Board of Directors. Under the terms of the plans, options may be granted to the Company's employees and directors to purchase shares of common stock. Options become exercisable ratably over a vesting period as determined by the Board of Directors, and expire over terms not exceeding ten years from the date of grant, three months after termination of employment, or one year after the death or permanent disability of the employee. The Board of Directors determines the option price (not less than fair market value) at the date of grant.

     Pursuant to an employment agreement, the Company had outstanding options to sell 162,000 shares of common stock to an officer/director of the Company at an exercise price of $.56 per share. The options, which were fully vested during 1994, were exercised on March 29, 1996 for $90,000. In connection with the exercise of the options, the Company loaned $89,900 to the officer/director. The loan bears interest at 6% per year with the remaining principal and interest due April 1, 1998. The balance of the note on September 30,1996 was $50,400.

On-Site Sourcing, Inc.

(unaudited)

================================================================================

     At September 30, 1996, the Company had outstanding options to sell 126,000 shares of common stock to an officer/director at an exercise price of $1.11 per share. As of September 30, 1996, the options are fully vested. The options expire in December 2000.

     The Company has outstanding employee stock options for 332,000 shares of common stock at exercise prices ranging from $1.11 to $3.25 per share. As of September 30, 1996, 79,500 of the shares are vested with the remainder scheduled to vest through December 2001. The options expire at various times through December 2001. The Company granted a total of 60,000 options to its outside directors which vest quarterly over one year. The fair value of options granted to outside directors are charged to expense as they vest.

--------------------------------------------------------------------------------

NOTE F--PUBLIC OFFERING

     On July 9,1996 the Company completed its initial public offering, whereby the Company offered 960,000 units, each consisting of two shares of common stock, $.01 par value and one common stock purchase warrant, to the public at a price of $6.25 per unit. The warrants are redeemable by the Company for $.01 per warrant, upon 30 days prior written notice, provided the average closing bid price of the common stock for ten consecutive days prior to the date of the redemption notice is $7.00 or more per share. The Company had also granted the underwriters an option to purchase up to 144,000 additional units solely to cover overallotments, of which, 140,200 were exercised on August 15, 1996. Upon the closing of the initial public offering, the underwriters were granted an option to purchase up to an aggregate of 96,000 units at $10.00 per unit. The options will be exercisable during a four-year period commencing one year from the date of the initial public offering.

     The gross proceeds from the offering and the exercise of the underwriters overallotment were $6,876,250. The net proceeds to the Company after deducting offering costs were $5,431,913. In connection with the offering, 2,200,400 shares of common stock and 1,100,200 warrants were issued.

                                          --------------------------------------

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an soffer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                   -----------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary.......................................................
Risk Factors.............................................................
Capitalization...........................................................
Selected Financial Data..................................................
Management's Discussion and Analysis of Financial
  Condition and Results of Operations....................................
Business.................................................................
Management...............................................................
Principal Stockholders...................................................
Interest of Management and Others in Certain Transactions................
Description of Securities................................................
Underwriting.............................................................
Selling Securityholders..................................................
Shares Eligible for Future Sale..........................................
Legal Matters............................................................
Experts..................................................................
Additional Information...................................................
Index to Consolidated Financial Statements...............................  F-1

                                   -----------

                                   PROSPECTUS

                                   -----------

                                 February , 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Article Six of the Company's Restated By-Laws contains the following provision with respect to indemnification of Directors and Officers:

6.1 Right to Indemnification

      The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the corporation.

6.2 Prepayment of Expenses

      The corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

6.3 Claims

      If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

6.4 Non-Exclusivity of Rights

      The rights conferred on any person by this Article 6 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

6.5 Other Indemnification

      The corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

6.6 Amendment or Repeal

      Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

      Section 145 of the General Corporate Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgements, fines, amounts paid in settlement reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith.

Item 25. Other Expenses of Issuance and Distribution

SEC Registration ..........................................             $  6,150
NASD Listing Fee ..........................................             $  2,250
NASDAQ Listing Fee ........................................             $ 13,750
Pacific Stock Exchange Listing Fee ........................             $    500
Transfer Agent Fee ........................................             $  3,500
Printing and Engraving Cost ...............................             $ 40,000
Legal Fees and Expenses ...................................             $125,000
Accounting Fees and Expenses ..............................             $170,000
Blue Sky Fees and Expenses ................................             $ 47,000
Miscellaneous .............................................             $ 17,850
                                                                        --------
      TOTAL ...............................................             $426,000
                                                                        ========

Item 26. Recent Sales of Unregistered Securities



      1. On April 6, 1993, the Company issued 350 shares (630,000 after stock splits) of its Common Stock to John Stoppelman for $50,000.

      2. On April 6, 1993, the Company issued 200 shares (360,000 after stock splits) of its Common Stock to Christopher Weiler for $2.00.

      3. On April 6, 1993, the Company issued 100 shares (180,000 after stock splits) of its Common Stock to Paul Sozansky for $1.00.

      4. On April 6, 1993, the Company issued 100 shares (180,000 after stock splits) of its Common Stock to John E. Krutsick for $1.00.

      5. On June 8, 1993, the Company issued 25 shares (45,000 after stock splits) of its Common Stock to Joel Goldman for $25,000.

      6. On June 8, 1993 the Company issued 50 shares (90,000 after stock splits) of its Common Stock to Manhattan Group Funding for $50,000.

      7. On July 12, 1993 the Company issued 10 shares (18,000 after stock splits) of its Common Stock to Joseph Khoury for $0.10.

      8. On June 14, 1993, the Company issued 31.25 shares (56,250 after stock splits) of its Common Stock to the IRA Account of Martin H. Meyerson for $31,250.

      9. On June 14, 1993, the Company issued 6.25 shares (11,250 after stock splits) of its Common Stock to Leonard and Roslyn Parker for $6,250.

      10. On June 14, 1993, the Company issued 6.25 shares (11,250 after stock splits) of its Common Stock to Michael Silvestri for $6,250.

      11. On June 14, 1993, the Company issued 6.25 shares (11,250 after stock splits) of its Common Stock to Jeffrey Meyerson for $6,250.

      12. On July 22, 1993, the Company issued 25 shares (45,000 after stock splits) of its Common Stock to Edward Tishelman for $25,000.

      13. On October 20, 1993, the Company issued 50 shares (90,000 after stock splits) of its Common Stock to Denis Seynhaeve for $50,000.

      14. On July 22, 1993, the Company issued 50 shares (90,000 after stock splits) of its Common Stock to LaBrum & Doak pursuant to a Service Contract.

      15. On January 31, 1994, the Company issued 25 shares (45,000 after stock splits) of its Common Stock to M.H. Meyerson & Co., Inc. for $25,000.

      16. On March 10, 1994 the Company issued 50 shares (90,000 after stock splits) of its Common Stock to Manhattan Group Funding for $50,000.

      17. On March 29, 1994, the Company issued 50 shares (90,000 after stock splits) of its Common Stock to Ronee Medow for $50,000.

      18. On March 29, 1994, the Company issued 50 shares (90,000 after stock splits) of its Common Stock to Kenneth Koock for $50,000.

      19. On April 14, 1994, the Company issued 25 shares (45,000 after stock splits) of its Common Stock to Allen Outlaw for $25,000.

      20. On November 11, 1994, the Company issued 5 shares (9,000 after stock splits) of its Common Stock to Donald Burris for $10,000.

      21. On March 13, 1996, the Company issued 90,000 shares of its Common Stock to Ryan, Lee & Company, Inc. for $50,000 pursuant to the redemption of Warrants to purchase Common Stock issued to Ryan, Lee and Company, Inc. which were granted pursuant to a professional services contract on July 22, 1993.

      22. On March 22, 1996, the Company issued 11,905 shares of its Common Stock to Carlton F. Gay for $25,000.

      23. On March 22, 1996, the Company issued 11,905 shares of its Common Stock to Edward and Gloria Baroody for $25,000.

      24. On March 25, 1996, the Company issued 11,905 shares of its Common Stock to Donald L. Skidmore for $25,000.

      25. On March 26, 1996, the Company issued 23,810 shares of its Common Stock to Sabine Devilloutreys for $50,000.

      26. On March 26, 1996, the Company issued 11,905 shares of its Common Stock to John M. Strickland and John Patterson t'ees uta dtd 7-1-89 for $25,000.

      27. On March 26, 1996, the Company issued 23,810 shares of its Common Stock to Sagax Fund II Ltd. for $50,000.

      28. On March 28, 1996, the Company issued 11,905 shares of its Common Stock to Daniel J. Weiler for $25,000.

      29. On March 28, 1996, the Company issued 11,905 shares of its Common Stock to Walter Luffsey for $25,000.

      30. On March 29, 1996, the Company issued 7,000 shares of its Common Stock to Brentwood, Inc. for $14,700.

      31. On March 29, 1996, the Company issued 5,000 shares of its Common Stock to Christopher Laiti for $10,500.

      32. On March 29, 1996, the Company issued 5,000 shares of its Common Stock to Joseph Sciacca for $10,500.

      33. On March 29, 1996, the Company issued 162,000 shares of its Common Stock to Allen Outlaw for $90,000 pursuant to the exercise of options granted in his employment contract of June 1, 1994.

      34. On April 1, 1996, the Company issued 11,905 shares of its Common Stock to William Reynolds for $25,000.

      35. On October 9, 1996 the Company issued 3,333 shares of its Common Stock to Todd Gallichio pursuant to an employment agreement.

      36. On October 9, 1996 the Company issued 3,333 shares of its Common Stock to Randy Jacobs pursuant to an employment agreement.

      The sales of securities described above were made in reliance upon Section 4(2) of the 1933 Act, which provides exemptions for transactions not involving a public offering.

      With regard to the Company's reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act of the sale of securities described above, certain inquiries were made by the Company to establish that such sales qualified for such exemption. In particular, the Company confirmed that with respect to the exemption claimed under Section 4(2) of the 1933 Act (i) each investor made representations that he or she was sophisticated and/or an "accredited investor" within the meaning of

Regulation D of the 1933 Act in relation to such investments and (ii) each purchaser gave assurance of his or her investment intent, and the certificates for the securities bear a legend accordingly.

Item 27. List of Exhibits

Exhibit
Page No.   Description of Exhibit



3.01(1)   Certificate of Incorporation: Delaware

3.02(1)   Restated By-Laws: Delaware

4.01(1)   Form of Common Stock Certificate

4.02(1)   Form of Warrant Certificate

4.03(1) Form of Warrant Agreement between On-Site Sourcing, Inc. and the Continental Stock Transfer and Trust Company

4.04(1) Registrant's Articles of Incorporation are incorporated by reference to exhibit 3.01

4.05(1) Registrant's Restated Bylaws pages 1-5 are incorporated by reference to exhibit 3.02

5.01(1) Opinion of The Stoppelman Law Firm, P.C. on Legality of Securities Being Registered

10.01(1)  Employment Agreement between the Company and Christopher Weiler

10.02(1)  Employment Agreement between the Company and Allen Outlaw

10.03(1)  Employment Agreement between the Company and Anthony Kopsidas

10.04(1)  Employment Agreement between the Company and Jack Krutsick

10.05     Employment Agreement between the Company and Larry F. Morris

10.06(1)  Lease with Rubin Strouse Realty for Philadelphia, PA

10.07(1)  Amendment 1 to Lease with Rubin Strouse Realty

10.08(1)  Amendment 2 to Lease with Rubin Strouse Realty

10.09(1)  Amendment 3 to Lease with Rubin Strouse Realty

10.10(1)  Lease with JRG/Lynn Associates 9/12/95 for Arlington, VA

10.11(1)  First Addendum to Lease with JRG/Lynn Associates 3/30/94

10.12(1)  Second Addendum to Lease with JRG/Lynn Associates 7/6/94

10.13(1)  Third Addendum to Lease with JRG/Lynn Associates 6/29/95

10.14(1)  Fourth Addendum to Lease with JRG/Lynn Associates 1/25/96

10.15(1) Lease Agreement between Oak Crest Ltd. and SWR 1/31/92 for Frederick, MD assumed by On-Site

10.16(1)  Assumption of Lease Agreement between the Company and Oak Crest Ltd.

10.17(1)  Lease with Kingston Atlanta Partners, L.P. - 12/15/95 for Atlanta, GA

10.18(1)  Form of Management Services Contract

10.23     Revised 1996 Stock Option Plan

10.24 1997 Stock Option Plan 10.25 Employment Agreement between the Company and Joseph Sciacca

16.01(3)  Letter on change in certifying accountant

23.01 Consent of The Stoppelman Law Firm, P.C. incorporated by reference as part of Exhibit

23.02     Consent of Grant Thornton LLP, independent auditors

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 file No. 333-3544.

(2) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1996.

(3) Incorporated by reference to the Company's Current Report on Form 8-K dated November 29, 1996 and amended December 9, 1996.

Item 28. Undertakings

A. Rule 415 Offering

          The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) Include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and; (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. Request for Acceleration of Effective Date

      The Company may elect to request acceleration of the effective date of the Registration Statement under Rule 461 of the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Arlington in the Commonwealth of Virginia on 14th day of February, 1997.

                                        On-Site Sourcing, Inc.

                                        By: /s/ CHRISTOPHER J. WEILER
                                           --------------------------

                              Christopher J. Weiler
                                      President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Christopher J. Weiler, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

        Signature                    Title                           Date
        ---------                    -----                           ----
/s/ CHRISTOPHER J. WEILER    President, Chief Executive        February 14, 1997
-------------------------    Officer and Director
  Christopher J. Weiler

    /s/ JOSEPH SCIACCA       Chief Financial Officer           February 14, 1997
-------------------------
      Joseph Sciacca

  /s/ JOHN S. STOPPELMAN     Chairman of the Board             February 14, 1997
-------------------------    of Directors
    John S. Stoppelman

 /s/ ANTHONY A. KOPSIDAS     Vice President of                 February 14, 1997
-------------------------    Operations and Director
   Anthony A. Kopsidas

   /s/ ALLEN C. OUTLAW       Vice President of Sales           February 14, 1997
-------------------------    and Marketing and Director
     Allen C. Outlaw